Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

YSI - HART LIMITED PARTNERSHIP

(a Delaware Limited Partnership)

August 13, 2009

THE PARTNERSHIP INTERESTS IN YSI - HART LIMITED PARTNERSHIP (THE “INTERESTS”) ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.  THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, IN EACH CASE IN RELIANCE UPON EXEMPTIONS FROM THE REQUIREMENTS OF SUCH LAWS.  NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND ALL APPLICABLE SECURITIES LAWS.

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v

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT
OF
YSI - HART LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of YSI - HART LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), is entered into as of August 13, 2009 (the “Effective Date”), by and between YSI VENTURE GP LLC, a Delaware limited liability company, as a general partner of the Partnership (“Operator GP”), YSI VENTURE LP LLC, a Delaware limited liability company, as a limited partner of the Partnership (“Operator LP”, and together with Operator GP, the “Operator Partners”), HART — YSI INVESTOR GP LLC, a Delaware limited liability company, as a general partner of the Partnership (“Investor GP”), and HART — YSI INVESTOR LP LLC, a Delaware limited liability company, as a limited partner of the Partnership (“Investor LP,” and together with Investor GP, the “Investor Partners”).

W I T N E S S E T H:

WHEREAS, the Operator Partners previously formed the Partnership pursuant to the laws of the State of Delaware by the filing of a certificate of limited partnership (the “Certificate of Limited Partnership”) with the Secretary of State of the State of Delaware on August 11, 2009, and pursuant to a Limited Partnership Agreement dated August 11, 2009 (the “Prior Agreement”), with Operator LP owning all of the Financial Rights and Operator GP holding all of the Management Rights; provided, however, that the Partnership has not yet commenced any business operations or activities and has incurred no liabilities or obligations;

WHEREAS, the Partnership acquired the Properties and certain related assets in connection with the formation of the Partnership;

WHEREAS, following such acquisition, and concurrently herewith: (a) Investor LP has agreed to make a Capital Contribution to the Partnership in exchange for the issuance to it of Partnership Interests, including a 50% Capital Ratio and the right to certain preferred returns and other Financial Rights, (b) Operator Partners and Investor LP have agreed to admit Investor GP, as an additional general partner of the Partnership, with various Management Rights but no Financial Rights, and (c) the Partners have agreed to amend and restate the Prior Agreement in its entirety to govern the Partnership in all respects from this point forward so that the Prior Agreement shall be completely superseded and of no further force or effect;

WHEREAS, the Partners desire to continue the Partnership for the purpose of acquiring self storage assets, and to manage, maintain, operate and lease the same, in each case in accordance with the terms set forth herein; and

WHEREAS, the Partners desire to set forth the manner in which the business and affairs of the Partnership shall be managed, and their respective rights, duties and obligations with respect to the Partnership, from this time forward.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Prior Agreement is hereby amended and restated in its entirety, as follows (and that this Amended and Restated Limited Partnership Agreement shall supersede the Prior Agreement and shall govern the Partnership in all respects from this time forward):

ARTICLE I

DEFINITIONS

Section 1.1.            Capitalized Terms.  Except where otherwise specified or if the context otherwise requires, the following terms shall have the meanings set forth below for all purposes of this Agreement:

“Act” shall have the meaning given in Section 2.1.

“Additional Capital Contribution” shall have the meaning given in Section 4.1(c).

“Additional Capital Call Notice” shall have the meaning given in Section 4.1(c).

“Affiliate” shall mean, with respect to any Partner, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Partner.  The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) shall mean the possession, directly or indirectly, of the ability (a) to vote fifty percent (50%) or more of the outstanding voting securities of or voting interests in a Person, or (b) otherwise to direct the management policies of such Person, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Limited Partnership Agreement, including the exhibits and schedules hereto.

“Ancillary Services Agreement” shall have the meaning given in Section 8.7.

“Ancillary Activities” shall have the meaning given in Section 8.7.

“Annual Business Plan” shall have the meaning given in Section 8.1(a).

“Applicable REIT” shall have the meaning given in Section 8.10.

“Authorized Representatives” shall have the meaning given in Section 9.5.

“Bad REIT Asset” shall have the meaning given in Section 8.10.

“Bad REIT Income” shall have the meaning given in Section 8.10.

“Bank Secrecy Act” shall mean the Currency and Foreign Transaction Reporting Act, 31 USC §§5311-5330 and 12 USC §§1818(s), 1829(b) and 1951-1959.

“Business Day” shall mean any day other than a Saturday, Sunday or a holiday on which national banking associations in Wayne, Pennsylvania or Chicago, Illinois, are closed or are authorized or required to close.

“Capital Account” shall have the meaning given in Section 11.1.

“Capital Contributions” shall mean the amount of money and the agreed fair market value of other property (net of any liabilities secured by such property that the Partnership is deemed to assume, or to which the property remains subject, pursuant to Section 752 of the Code) contributed by a Partner to the Partnership, including initial Capital Contributions and Additional Capital Contributions (but excluding Default Loans).

“Capital Proceeds” shall mean funds of the Partnership or a Subsidiary arising from a Capital Transaction, net of (a) the actual costs incurred by the Partnership or such Subsidiary in consummating the Capital Transaction, (b) any condemnation, insurance or financing proceeds used by the Partnership or any Subsidiary to acquire, repair, replace or redevelop a Property or Properties pursuant to this Agreement or the Annual Business Plan and (c) any indebtedness of such Subsidiary or Property paid and satisfied with the proceeds of such Capital Transaction.

“Capital Ratio” shall mean, with respect to each Property, the percentages in which the Partners participate in, and bear, certain Partnership items.  The Capital Ratios of the Partners are:

Operator GP	0.0%
Operator LP	50%
Investor GP	0.0%
Investor LP	50%

As noted throughout this Agreement, the General Partners will have no Capital Ratio, nor a Capital Account or any other Financial Rights in or to the Partnership.

“Capital Transaction” shall mean (a) any sale, exchange, taking by eminent domain, damage, destruction or other disposition of all or any part of the assets of the Partnership or any Subsidiary, other than tangible personal property disposed of in the ordinary course of business; or (b) any financing or refinancing of any Property or Properties (provided that the Partners hereto acknowledge that no such financing or refinancing transactions are contemplated and any such transaction shall constitute a Major Decision).

“Capital Transaction Profits” and “Capital Transaction Losses” mean for each Fiscal Year, an amount equal to the Partnership’s Profits or Losses for such Fiscal Year as determined pursuant to the definition of Net Profits and Net Losses except that such amounts shall be calculated only with respect to items of Partnership income, gain, loss, expense or deduction associated with a Capital Transaction.  Notwithstanding the foregoing, Capital Transaction Profits and Capital Transaction Losses shall be deemed to include any allocable items attributable to paragraph (iii) of the definition of Profits and Loss.

“Certificate of Limited Partnership” shall have the meaning given in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Competing Partner” shall have the meaning given in Section 3.2.

“Compliance Certificate” shall mean a certificate issued in favor of the Partnership and the Partners wherein the certifying Person:

(a)           certifies that, as of the date of the certificate, the representations and warranties contained in (i) Section 12.1, with respect to a transferee of a direct or indirect interest in Operator Partners’ interests in the Partnership, or (ii) Section 12.2, with respect to a transferee of a direct or indirect interest in Investor Partners’ interests in the Partnership, are true, correct and complete,

(b)           agrees to be bound by the provisions of this Agreement; and

(c)           certifies as to other information reasonably requested by the Partners to the extent necessary to verify compliance with, as applicable, OFAC Laws and Regulations, the Patriot Act, the Bank Secrecy Act, any other law of similar import, and any regulations promulgated under any of them, including whether the transferee is a Financial Institution or an entity majority-owned by a Financial Institution, and if so whether an appropriate anti-money laundering policy and procedure and customer identification program has been adopted.

“Contributing Partner” shall have the meaning given in Section 4.4.

“Contribution Agreement” shall mean that certain Contribution Agreement dated August 6, 2009, as amended by that certain Contribution Agreement dated August 13, 2009, among the Partnership and the Partners pertaining to, among other things, the contribution of the Properties to the Partnership and the admission of the Partners to the Partnership.

“Debt” shall mean all indebtedness for borrowed money, whether secured or unsecured, incurred by the Partnership or any Subsidiary.

“Default Loan” shall have the meaning given in Section 4.4(b).

“Default Rate” shall mean the greater of (a) eighteen percent (18%) per annum, compounded monthly, or (b) a per annum rate equal to the sum of five percent (5%) plus the Prime Rate, as it may change from time to time; provided that in no event shall the Default Rate exceed the highest rate permitted by Governmental Requirements.

“Defaulting Partner” shall mean a Partner the acts or omissions of which result in an Event of Default in accordance with Section 16.1.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. In the event that the federal income tax depreciation, amortization, or other cost recovery deduction is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partners or required by the applicable tax laws.

“Dispose,” “Disposing” or “Disposition” shall mean, with respect to any asset (including a Partnership Interest or any portion thereof), a sale, assignment, transfer, lease, conveyance, gift, pledge, granting of an easement or other encumbrance, exchange or other disposition of such asset; provided such term does not refer to the lease by the Partnership or a Subsidiary to a tenant of space at a Property in the ordinary course of business and in accordance with the Annual Business Plan.

“Effective Date” shall have the meaning given in the prelude to this Agreement.

“Emergency Situation Responses” shall mean reasonable actions, in light of the circumstances, taken in direct response to unanticipated emergency situations that create an imminent threat of property damage or personal injury or death in order to maintain value of the Properties or mitigate the threat of such injury or death.

“Encumbrances” shall have the meaning given in Section 13.1(a).

“Entity” shall mean any Person other than a natural person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Event of Default” shall have the meaning given in Section 16.1.

“Excepted YSI Persons” shall mean each “Excepted Holder,” as such term is defined in Section 7.1 of the current Articles of Amendment and Restatement of Declaration of Trust of YSI, a copy of which is attached hereto as Schedule I, regardless of any subsequent amendment to said Section.

“Financial Institution” shall mean a “financial institution” as defined in the Patriot Act, the Bank Secrecy Act, any other law of similar import, or any regulations promulgated under any of them.

“Financial Rights” shall mean the right to receive distributions of funds and allocations of income, gain, loss, deduction and credit.

“Financing Documents” shall mean documents executed by the Partnership or a Subsidiary in connection with any financing or loan transaction.

“Fiscal Year” shall mean each fiscal year of the Partnership as provided in Section 10.2 or any portion of such period, but solely to the extent such shorter period is necessary to allocate Profits, Losses, and other items of Partnership income, gain, loss, or deduction pursuant to Article XI consistent with Sections 706 and 704(b) of the Code.

“General Partners” shall mean, collectively, at any time, the Persons who are general partners in the Partnership as provided in this Agreement and under the Act, such Persons being, on the date of this Agreement, Operator GP and Investor GP, as more fully described in Schedule II (or such Persons’ respective successors), and at any time thereafter those Persons admitted as a general partner in the Partnership in accordance with this Agreement in substitution of such Persons and any other Person admitted as an additional general partner in the Partnership, in each case in accordance with this Agreement and the Act, each in its capacity as a general partner in the Partnership.

“Governmental Authority” shall mean the United States of America, any of the several states, any county or municipality in which a Property is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

“Government Lists” shall mean (a) the SDN List, (b) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (c) the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (d) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the OFAC Laws and Regulations, (e) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America, and (f) any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.

“Governmental Requirements” shall mean, collectively, all applicable laws, statutes, ordinances, regulations, tariffs, judicial or administrative orders, and procedural requirements imposed by any Governmental Authority regulating or affecting the applicable Person or Property.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by agreement of the General Partners except as otherwise provided in Section 4.1(b) with respect to the Operator Initial Contribution;

(ii)           The Gross Asset Values of all Partnership assets shall be adjusted, in the discretion of the General Partners, to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by agreement of the General Partners as of the following times:  (A) the acquisition of, or increase in, the Partnership Interest of any new or existing Partner; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property with respect to a Partnership Interest; (C) the liquidation of the Partnership within the meaning of Regulations §1.704-1(b)(2)(ii)(g);

(iii)          The Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by agreement of the General Partners;

(iv)          The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations §1.704-1(b)(2)(iv)(m); and

(v)           If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Heitman” shall mean Heitman Capital Management LLC, an Iowa limited liability company.

“Indemnified Parties” shall mean (a) the Partners, their respective Affiliates and any officer, partner, member, shareholder, director, manager, or other agent of or advisor to any of them, (b) any Person who serves at the request of the Partnership or any Partner as an officer, director, trustee, manager or agent of the Partnership, any Subsidiary or any Entity in which the Partnership has an interest as an owner, security holder, creditor or otherwise, and (c) each Authorized Representative, and “Indemnified Party” shall mean any one of them.

“Information” shall have the meaning given in Section 18.13.

“Insolvent Partner” shall mean any Partner (a) who has voluntarily initiated proceedings of any nature under the Federal Bankruptcy Code, or any similar state or federal law for the relief of debtors; (b) who has made a general assignment for the benefit of creditors, (c) against whom an involuntary proceeding under the Federal Bankruptcy Code, or any similar federal or state law for the relief of debtors, has been initiated, and (i) with respect to such proceeding an order for relief has been entered under the Bankruptcy Code (or comparable order under any similar federal or state law), or (ii) which proceeding is not dismissed or discharged within sixty (60) days after the filing thereof; (d) who has admitted in writing its inability to pay its debts as they mature; or (e) all or any substantial part of whose assets, or whose interest in the Partnership or any part thereof, has been the subject of attachment or other judicial seizure.

“Insolvent GP” shall have the meaning given in Section 13.7.

“Investor Accrual” shall have the meaning given in Section 5.2(b).

“Investor GP” shall have the meaning given in the prelude to this Agreement.

“Investor LP” shall have the meaning given in the prelude to this Agreement.

“Investor Partners” shall have the meaning given in the prelude to this Agreement.

“Investor Preferred Return” shall have the meaning given in Section 5.2(b).

“Investor 12% Return” shall mean a nominal return to Investor LP of 12.0% per year, on a cumulative basis, compounded monthly, on all of Investor LP’s Unreturned Capital Contributions, and on the cumulative unpaid Investor Accrual, from time to time outstanding, based on all distributions made to such Partner from the Partnership (except to the extent certain distributions are expressly excluded in calculating such return, as otherwise provided in Section 13.4).  For the purpose of further certainty, Operator Partners acknowledge that, in order to achieve the Investor 12% Return at any time, Investor LP also must have received, by such time, the payment of the outstanding principal balance of, and all accrued and unpaid interest on, any outstanding Default Loans made by Investor LP (the Partners acknowledging that Default Loans are not Capital Contributions and must be repaid in full before further payments of or returns on Capital Contributions).

“Investor 13% Return” shall mean a nominal return to Investor LP of 13.0% per year, on a cumulative basis, compounded monthly, on all of Investor LP’s Unreturned Capital Contributions, and on the cumulative unpaid Investor Accrual, from time to time outstanding, based on all distributions made to such Partner from the Partnership.  For the purpose of further certainty, Operator Partners acknowledge that, in order to achieve the Investor 13% Return at any time, Investor LP also must have received, by such time, the payment of the outstanding principal balance of, and all accrued and unpaid interest on, any outstanding Default Loans made by Investor LP (the Partners acknowledging that Default Loans are not Capital Contributions and must be repaid in full before further payments of or returns on Capital Contributions).

“Investor 14% Return” shall mean a nominal return to Investor LP of 14.0% per year, on a cumulative basis, compounded monthly, on all of Investor LP’s Unreturned Capital Contributions, and on the cumulative unpaid Investor Accrual, from time to time outstanding, based on all distributions made to such Partner from the Partnership.  For the purpose of further certainty, Operator Partners acknowledge that, in order to achieve the Investor 14% Return at any time, Investor LP also must have received, by such time, the payment of the outstanding principal balance of, and all accrued and unpaid interest on, any outstanding Default Loans made by Investor LP (the Partners acknowledging that Default Loans are not Capital Contributions and must be repaid in full before further payments of or returns on Capital Contributions).

“Investor Unilateral Marketing Notice” shall have the meaning given in Section 13.4.

“Investor Unilateral Marketing Right” shall have the meaning given in Section 13.4.

“Key Persons” shall mean, collectively, both Dean Jernigan and Chris Marr.

“Limited Partners” shall mean, collectively, at any time, the Persons who are limited partners in the Partnership as provided in this Agreement and under the Act, such Persons being, on the date of this Agreement, Operator LP and Investor LP, as more fully described in Schedule II (or such Persons’ respective successors), and at any time thereafter those Persons admitted as a limited partner in the Partnership in accordance with this Agreement in substitution of such Persons and any other Person admitted as an additional limited partner in the Partnership, in each case in accordance with this Agreement and the Act, each in its capacity as a limited partner in the Partnership.

“Lockout Period” shall mean the period beginning on the Effective Date and ending on the date that is the third anniversary of the Effective Date.

“Loss” or “Losses” shall mean any and all losses, liabilities, costs, claims, damages, judgments, fines, penalties or expenses (including expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding, whether involving a third party claim or a claim solely between the Partners).

“Major Decisions” shall mean the matters set forth in Section 7.2(a).

“Major Dispute” shall have the meaning given in Section 7.3(a).

“Management Rights” shall mean the right of a Partner to participate in the management of the Partnership to the extent herein expressly provided.

“Marketing Notice” shall have the meaning given in Section 13.3(a).

“Marketing Right” shall have the meaning given in Section 13.3(a).

“Marketing Right Offer” shall have the meaning given in Section 13.3(a).

“Marketing Right Offer Price” shall have the meaning given in Section 13.3(a).

“Non-Compete Period 1” shall mean the period beginning on the Effective Date and ending on the earlier of (i) the date that is ninety (90) days after the date Investor Partners cease to be Partners of the Partnership or (ii) the date that is ninety (90) days after the date Operator Partners cease to be Partners of the Partnership. “Non-Compete Period 2” shall mean the period beginning on the Effective Date and ending on the earlier of (i) the date that Investor Partners cease to be Partners of the Partnership or (ii) the date that Operator Partners cease to be Partners of the Partnership.

“Non-Compete Restrictive Area” shall mean the areas within certain distances from each Property (as measured by a radius around each Property), as more fully provided for in Schedule III.

“Non-Controllable Items” shall mean costs that are outside of the reasonable control of Operator GP, including insurance, taxes, assessments, utility costs and snow removal costs.

“Non-Triggering Partner” shall have the meaning given in Section 13.3(b).

“Notice of Major Dispute” shall have the meaning given in Section 7.3(a).

“OFAC” shall mean the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.

“OFAC Laws And Regulations” shall mean (a) any lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. § 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear

Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172 and all amendments thereto; (b) all regulations, executive orders, or administrative orders of any kind issued under these statutes; (c) any other applicable civil or criminal federal or state laws, regulations, or orders that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; or (iii) are designed to disrupt the flow of funds to terrorist organizations; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

“Operating Budget” shall have the meaning given in Section 8.1(a).

“Operating Cash” shall mean, with respect to any period for which such calculation is being made, the positive difference of: (a) Operating Revenues; minus (b) the sum of the following (without duplication): (i) all cash expenditures made or to be made by the Partnership or any Subsidiary during such period (including all operating and capital expenditures), excluding any amounts paid out of Reserves, as provided in the Operating Budget or otherwise approved by the General Partners, (ii) all interest, scheduled or required principal payments (including loan amortization or satisfaction, if applicable) and other debt and escrow and reserve account payments and deposits (including prepayment of any debt) made during such period by the Partnership on account of or with respect to the Partnership’s or any Subsidiary’s indebtedness for money borrowed (other than Default Loans), if any, and (iii) the amount of any Reserves (including Reserves for working capital, operating deficits and capital) established or increased during such period, as provided in the Operating Budget or otherwise approved by the General Partners.

“Operating Profits” and “Operating Losses” means all Net Profits and Net Losses, respectively, of the Partnership but calculated by excluding any amount included in the calculation of Capital Transaction Profits and Capital Transaction Losses.

“Operating Revenues” shall mean, with respect to the Partnership or any Subsidiary, as applicable, and for any period, the operating revenues of the Partnership or such Subsidiary arising from the ownership and operation of the Properties during such period, including rental income under space leases and income derived from Ancillary Activities, but specifically excluding, without limitation, (a) Capital Proceeds, (b) Capital Contributions made by the Partners, (c) loans, advances or contributions of capital made by the Partnership to a Subsidiary, and (d) tenant security deposits until the Partnership or any Subsidiary becomes entitled to such deposit in accordance with the applicable tenant lease.

“Operator Accrual” shall have the meaning given in Section 5.2(e).

“Operator Contributions to Pay Investor Accrual” shall have the meaning given in Section 5.2(d).

“Operator GP” shall have the meaning given in the prelude to this Agreement.

“Operator LP” shall have the meaning given in the prelude to this Agreement.

“Operator Initial Contribution” shall have the meaning given in Section 4.1(b).

“Operator Partners” shall have the meaning given in the prelude to this Agreement.

“Operator Preferred Return” shall have the meaning given in Section 5.2(e).

“Operator Take Out Notice” shall have the meaning given in Section 13.5.

“Operator Take Out Right” shall have the meaning given in Section 13.5.

“Partner” shall mean any one of the Partners.

“Partners” shall mean, collectively, at any time, the Persons who are partners in the Partnership as provided in this Agreement and under the Act, such Persons being, on the date of this Agreement, the Operator GP, Operator LP, Investor GP, and Investor LP, as more fully described in Schedule II (or such Persons’ respective successors), and at any time thereafter those Persons admitted as a partner in the Partnership in accordance with this Agreement in substitution of such Persons and any other Person admitted as an additional partner in the Partnership, in each case in accordance with this Agreement and the Act, each in its capacity as a partner in the Partnership.

“Partnership” shall have the meaning given in the prelude of this Agreement.

“Partnership Interests” shall mean all of the rights and interests of whatsoever nature of the Partners in the Partnership, including each Partner’s respective Management Rights and Financial Rights, provided that the General Partners shall not have any Financial Rights and the Limited Partners shall have only the very limited Management Rights, if any, expressly set forth in this Agreement or mandated by the Act.

“Passive Interest Holders” shall mean, collectively with respect to any Person, any other Person who holds a direct or indirect ownership interest in such Person, only through an interest in a U.S. Publicly Traded or Pension Entity or only through a non-controlling limited partnership, limited liability or corporate equity interest, as applicable.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as the same may be amended from time to time, and corresponding provisions of future similar laws.

“Payment Default” shall have the meaning given in Section 4.4.

“Payments of Operator Accrual” shall have the meaning given in Section 5.2(g).

“Person” (whether the initial letter of the word is capitalized or in lower case type) shall mean any individual, corporation, sole proprietorship, partnership, limited liability company, association, trust, joint venture, or other organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Representative” shall have the meaning given in Section 13.7(a).

“Prime Rate” shall mean the highest prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal published on the second Business Day of each month as having been the rate in effect for corporate loans at large United States money center commercial banks (whether or not such rate has actually been charged by any such bank) as of the first Business Day of such month for which such rate is published.  The Prime Rate shall change monthly and shall be effective for the entire calendar month.  If The Wall Street Journal ceases publication of the Prime Rate, the “Prime Rate” shall mean the prime rate (or base rate) announced by JPMorgan Chase & Co., New York, New York, or its successors or another money center bank selected by Investor GP, in its reasonable discretion (whether or not such rate has actually been charged by such bank).  If such bank discontinues the practice of announcing the Prime Rate, the “Prime Rate” shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

“Prior Agreement” shall have the meaning given in the recitals to this Agreement.

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)            Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii), (iii), or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; and

(vi)          To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required, pursuant to Regulations §1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 11.4 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 11.4 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Prohibited Person” shall mean (a) a person who (i) has been determined by competent authority to be subject to the prohibitions in any of the OFAC Laws and Regulations or (ii) is on any of the Government Lists, (b) a person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V (the “OFAC Regulations”) or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations; (c) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country against which the United States maintains economic sanctions or embargos; (d) a person who is described in section 1 of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001; (e) a Person owned or controlled by any of the Person listed in clauses (a) through (d) above; or (f) a Person who has been (i) convicted of an offense or (ii) determined by a Governmental Authority to be subject to criminal or civil penalties, under any other civil or criminal federal or state law, regulation, or order of similar import to those set forth in clauses (a) through (d) above, as each such law, regulation, or order has been or may be amended, adjusted, or modified or revised from time to time.

“Property” shall mean any one of the Properties of the Partnership.

“Properties” shall mean the Partnership’s direct and indirect interests in real property listed in Schedule IV and legally described in the Contribution Agreement, together with all buildings, structures and improvements located thereon, fixtures contained therein, appurtenances attached thereto and all personal property related thereto.

“Property Management Agreement” shall have the meaning given in Section 8.6.

“Redemption Notice” shall have the meaning given in Section 13.3(a).

“Redemption Price” shall have the meaning given in Section 13.3(h).

“Redemption Right” shall have the meaning given in Section 13.3(a).

“Removal Remedies” shall have the meaning given in Section 7.5(a).

“Removal Remedies Charge” shall have the meaning given in Section 7.5(b).

“Reserves” shall mean, at any time, the total amount of the reasonable reserves established and maintained by the Partnership or its Subsidiaries, as applicable, at that time, in amounts reasonably determined in the annual Operating Budget or otherwise approved by the General Partners to be adequate and appropriate for current and future operating and working capital and for capital expenditures and other costs and expenses incident to the Partnership’s business.

“Response Period” shall have the meaning given in Section 13.3(a).

“Sale Period” shall have the meaning given in Section 13.3(c).

“Securities Act” shall mean the U.S. Securities Act of 1933.

“SDN List” shall mean the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, as such list is amended from time to time.

“Solvent GP” shall have the meaning given in Section 13.7.

“Subsidiary” shall mean an Entity that is wholly owned, directly or indirectly, by the Partnership.

“Subsidiary Agreement” shall have the meaning given in Section 2.4(b).

“Target Account” shall mean, with respect to any Partner for any Fiscal Year or other period, an amount equal to the hypothetical distribution such Partner would receive if all assets of the Partnership, including cash at the end of such period: (a) were sold for cash equal to their Gross Asset Value (taking into account any adjustments to Gross Asset Value for such period); (b) all liabilities allocable to such assets were then due and were satisfied according to their terms; (c) all minimum gain chargebacks required by this Agreement and the Treasury Regulations were made; (d) and all obligations of Partners to contribute additional capital to the Partnership pursuant to this Agreement were satisfied; and (e) all remaining proceeds from such sale were distributed to the Partners pursuant to Section 5.3.

“Tax Returns” shall have the meaning given in Section 10.4.

“Terrorism Law Offense” shall mean any violation of the applicable civil and criminal laws of any Governmental Authority, or that would be a civil or criminal violation if committed within the jurisdiction of the United States of America or any of the several states, and relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, (d) the Money Laundering Control Act of 1986, (e) the Patriot Act, or (f) a civil violation of the International Emergency Economic Powers Act.  “Terrorism Law Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Terrorism Law Offense.

“Transfer” shall have the meaning given in Section 13.1(a)

“Treasury Regulations” shall mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Triggering Partner” shall have the meaning given in Section 13.3(a).

“TRS” shall have the meaning given in Section 2.4(d).

“Unpermitted Transfer” shall mean a Transfer or Encumbrance by or with respect to a Partner that is not permitted by the terms of this Agreement and to which the non-transferring General Partners have not otherwise consented.  For purposes of greater certainty, the Partners agree that any YSI Change in Control shall be an Unpermitted Transfer in all cases.

“Unreturned Capital Contributions” shall mean, with respect to any Partner, at any particular time, the total amount of Capital Contributions made by such Partner, pursuant to and in accordance with the provisions of this Agreement, less the amount of such Capital Contributions repaid to such Partner with distributions made pursuant to and in accordance with the provisions of this Agreement.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, or International Financial Reporting Standards, if adopted by Heitman or YSI and approved by the General Partners.

“U.S. Publicly-Traded or Pension Entity” shall mean either (i) a Person (other than an individual) whose securities are listed on a national securities exchange in the United States of America or quoted on an automated quotation system in the United States of America or a wholly-owned subsidiary of any such Person, or (ii) an “employee pension benefit plan” or “pension plan”, as such terms are defined in Section 3(2) of ERISA.

“Written Purchase Offer” shall have the meaning given in Section 13.3(a).

“YSI” shall mean U-Store-It Trust, a Maryland real estate investment trust, which is the general partner of YSI LP.

“YSI LP” shall mean U-Store-It, L.P., a Delaware limited partnership, which is the parent Entity of both Operator Partners.

“YSI Change in Control” shall mean the occurrence of any one or more of the following events at any time:

(a)           Any Person (as defined in Section 3(a)(9) of the 1934 Act, which shall include a “group” as defined in Section 13(d)(3) of the 1934 Act) acquires more than fifty percent (50% ) of the outstanding voting shares of YSI;

(b)           Persons who, at the date of measurement, either (i) have not been on the Board of Trustees of YSI for the then prior twelve (12) months or (ii) joined such Board within the then prior twelve (12) months but were not nominated by such Board, then constitute a majority of the Trustees on such Board;

(c)           If, during any 16-month period, both of the Key Persons either (i) leave YSI or (ii) are not actively involved in the day-to-day operations and management of YSI.  For purposes of greater certainty, the provisions of this clause (f) shall be deemed to apply if one Key Person leaves and the other ceases his active involvement during any 16-month period, and regardless of whether such events occur at the same or different times during such period;

(d)           If (i) Excepted YSI Persons own, collectively, more than thirty-five percent (35%) of the outstanding voting shares of YSI, or (ii) any Excepted YSI Person joins the Board of Trustees of YSI, or (iii) any Excepted Person becomes part of the senior management team at YSI (i.e. holds the office of senior vice president or an equivalent or higher office on the corporate structure chart of YSI (including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Investment Officer, all other Senior Vice Presidents and Executive Vice Presidents and the President of YSI);

(e)           YSI loses its REIT status;

(f)            YSI is delisted from a major stock exchange; or

(g)           YSI’s stock price falls below $1 per share for any 20 consecutive day trading period.

Section 1.2.            Rules of Interpretation.

(a)           The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the term “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Underscored references to Articles, Sections, clauses or Exhibits shall refer to those portions of this Agreement, and any underscored reference to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of, or Exhibit to, this Agreement.  All references in this Agreement to dollar amounts shall refer to United States currency.

(b)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organizational documents shall mean such agreements, instruments and documents as the same may be amended and/or modified from time to time in accordance with the terms thereof, and (ii) references to any statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(c)           Except where the provision specifically provides otherwise: (i) whenever in this Agreement there is a reference to the term “Partners,” “General Partners,” or “Limited Partners,” in the plural form, then all of such partners shall be required to act together, unanimously, and not alone; provided, however, that at any time when there is just one General Partner or just one Limited Partner, such plural form shall refer to just that one Partner acting alone; and (ii) whenever the term “Partner,” “General Partner,” or “Limited Partner,” in the singular form, is used in this Agreement, then only one, or the specific one, Partner shall be required to act.

ARTICLE II

FORMATION OF LIMITED PARTNERSHIP

Section 2.1.            Formation.  The Partnership was formed by the filing of the Certificate of Limited Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”).  To the extent permitted by the Act, the provisions of this Agreement shall override the provisions of the Act in the event of any inconsistency between them.  The Partners hereby adopt and ratify the Certificate of Limited Partnership and all acts taken in connection with such formation and filing.

Section 2.2.            Name and Offices.

(a)           The name of the Partnership shall be “YSI - HART Limited Partnership.”  The Partnership shall do business under such name, or under any other name or names which the General Partners shall agree upon from time to time.  If the Partnership does business under a name other than YSI - HART Limited Partnership, Operator GP shall file or cause to be filed an assumed name or fictitious name certificate or any other document as required by Governmental Requirements in appropriate jurisdictions and the Partners shall execute such certificates, documents or other writings as may be reasonably requested by Operator GP in connection therewith.

(b)           The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company.  The General Partners, may, from time to time, and without amending this Agreement, change the Partnership’s registered agent and the address of its registered office.

(c)           The Partnership’s principal office shall be located at 460 East Swedesford Road, Suite 3000, Wayne, PA 19087, or such other address as may be designated from time to time by the General Partners.

(d)           Operator GP shall cause the Partnership and each Subsidiary to register to do business as a foreign Entity in any jurisdiction where the Partnership or such Subsidiary will conduct its business and where such registration is required.

Section 2.3.            Business of the Partnership.  The purpose of the Partnership shall be to own, operate, manage, maintain, repair and otherwise deal with, directly or through its Subsidiaries, the Properties and any other property owned by the Partnership and to carry on any other business which may be favorable to an owner of such Properties.  Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, including the approval of the General Partners, if and to the extent required under this Agreement, the Partnership is hereby authorized, directly or through its Subsidiaries, to engage in the following activities:

(a)           to negotiate, execute, deliver and perform the Property Management Agreement and the Ancillary Services Agreement, and all documents, agreements, certificates and financing statements contemplated thereby or related thereto;

(b)           to acquire, hold, use, operate, lease, own, develop, redevelop, improve, manage and otherwise deal with all or any portion of the Properties;

(c)           to sell, lease, assign, transfer, exchange or otherwise encumber or dispose of all of the Properties of the Partnership, or any portion thereof or interest therein;

(d)           to obtain temporary or permanent financing in the form of acquisition loans, construction loans, participating loans, working capital loans, and intermediate and long-term debt for the purposes recited in this Section 2.3;

(e)           to make any investment and expenditure, to borrow money and to take any and all other actions which are incidental or reasonably related to any of the purposes recited in this Section 2.3;

(f)            to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Partnership or hold such proceeds against the payment of contingent liabilities;

(g)           to do any other act or activity, and carry on any business, related directly or indirectly to ownership in real property or interests therein; and

(h)           to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies under the Act that are incidental to and necessary, suitable or desirable for the accomplishment of the purposes specified in this Section 2.3.

Section 2.4.            Subsidiaries.

(a)           Upon approval by the General Partners, title to any Property may be held by a Subsidiary.  It shall be Operator GP’s duty and responsibility to duly form and maintain each Subsidiary, to cause each Subsidiary to be and remain in good standing in its state of organization and qualified to do business in each jurisdiction in which it owns property, and to obtain appropriate employer and/or tax identification numbers (to the extent required) for the Subsidiary.

(b)           The type of Entity chosen for each Subsidiary will be approved by the General Partners.  The governing document or agreement (the “Subsidiary Agreement”) for each

Subsidiary shall be in a form approved by the General Partners.  The business, affairs, administration and termination of each Subsidiary shall be governed by this Agreement and by the applicable Subsidiary Agreement and, in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Subsidiary Agreement, the terms and conditions of this Agreement shall govern and control, except to the extent (a) a term or condition in a Subsidiary Agreement is required by the applicable governing law of the Subsidiary or Subsidiary Agreement or (b) it is expressly provided in the Subsidiary Agreement that a conflicting term or condition in such Subsidiary Agreement shall govern and control over this Agreement.

(c)           Each Subsidiary Agreement shall limit the liability of the Partnership and each Partner to the extent permitted by the governing law of the Subsidiary Agreement.  The debts, obligations and liabilities of each Subsidiary, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Subsidiary, and neither the Partnership nor any Partner shall be obligated personally for any such debt, obligation or liability solely by reason of its beneficial ownership interest such Subsidiary.

(d)           Without limiting the generality of the foregoing, the Partners agree that the Partnership shall form and maintain a corporate Subsidiary that qualifies as a so-called “taxable REIT subsidiary” under Section 856(l) of the Code (a “TRS”), the sole purpose and business of which Subsidiary shall be to conduct the Ancillary Activities pursuant to and in accordance with the Ancillary Services Agreement.  Although Persons that are affiliated with Operator Partners will serve as the officers and directors of the TRS, the activities of the TRS shall be managed, approved and directed in accordance with Article VII and any other applicable provisions of this Agreement (and Operator GP shall be responsible for directing such officers and directors to act in accordance with such requirements of this Agreement).  All revenue, expenses, profits, losses and other economic attributes of the TRS shall accrue to the benefit of the Partnership, as the sole shareholder of the TRS, subject to the provisions of the Ancillary Services Agreement

Section 2.5.            Term.  The term of the Partnership commenced on the date of the filing of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware and shall continue until the Partnership is dissolved and liquidated in accordance with Section 17.2 and a Cancellation of the Certificate of Limited Partnership has been filed pursuant to Section 17.4.

Section 2.6.            Admission of Partners.

(a)           Operator GP, Operator LP, Investor GP and Investor LP have been admitted as Partners in the Partnership.  As of the Effective Date, Operator GP, Operator LP, Investor GP and Investor LP are the only Partners in the Partnership.  Operator GP shall notify the Partners of changes in Schedule II, which shall constitute the record list of the Partners for all purposes of this Agreement.

(b)           Additional Partners may be admitted at such time and upon such terms and conditions as may be determined subject to and in accordance with the provisions of Article XIII.

ARTICLE III

NON-COMPETITION

Section 3.1.            Restrictive Covenants.

(a)           Each Operator Partner covenants and agrees that, during Non-Compete Period 1, neither Operator Partner will, itself, nor will it permit YSI, YSI LP or any other Affiliate of any of them, directly or indirectly, to (i) develop or otherwise start up any new self-storage facility or self-storage business anywhere within a Non-Compete Restrictive Area, (ii) provide advice or financial assistance to any Person who is developing or otherwise starting up any new self-storage facility or self-storage business anywhere within a Non-Compete Restrictive Area, or (iii) otherwise participate in the development or start up of any new self-storage facility or self-storage business, anywhere within a Non-Compete Restrictive Area.

(b)           In addition to the provisions of subsection (a) above, each Operator Partner covenants and agrees that, during Non-Compete Period 2,  if Operator LP, Operator GP, YSI, YSI LP or any other Affiliate of any of them intends to (i) acquire, directly or indirectly, an existing self-storage facility or self-storage business anywhere within a Non-Compete Restrictive Area, (ii) provide debt or equity financing to any Person who is acquiring any existing self-storage facility or self-storage business anywhere within a Non-Compete Restrictive Area, or (iii) otherwise participate in the acquisition or financing of any existing self-storage facility or self-storage business, anywhere within a Non-Compete Restrictive Area, then, in any such case, prior to entering into a binding agreement with respect to such existing facility or business, Operator Partners shall (A) offer, or cause such participating Affiliate(s) to offer, to Investor Partners the right to participate in such transaction on such terms and conditions as the parties may agree on, and, in connection therewith, to furnish to Investor Partners all of the material documents and information concerning the subject property and transaction, and (B) proceed diligently and in good faith, for a period of not less than fifteen (15) business days following the making of such offer and delivery of such documents and information, to negotiate with, and attempt to enter into a letter of intent to invest along with, Investor Partners (or their designated Affiliate(s)) in such transaction.  If, for any reason, other than the failure of Operator Partners to make such offer or otherwise comply with the provisions of clause (A) above, the Partners (or their Affiliates) have not entered into a letter of intent for such transaction within such 15-day period, then Operator Partners (and/or their Affiliates) shall be entitled to proceed with such transaction without the investment or other participation of Investor Partners (or their Affiliates) and free from any rights that Investor Partners (or their Affiliates) might have with respect thereto.

(c)           Each Investor Partner covenants and agrees that, during Non-Compete Period 2, neither Investor Partner will, itself, nor will it permit Heitman America Real Estate Trust, L.P., directly or indirectly, to (i) develop or otherwise start up any new self-storage facility or self-storage business anywhere within a Non-Compete Restrictive Area, (ii) provide advice or financial assistance to any Person who is developing or otherwise starting up any new self-storage facility or self-storage business anywhere within a Non-Compete Restrictive Area, or (iii) otherwise participate in the development or start up of any new self-storage facility or self-storage business, anywhere within a Non-Compete Restrictive Area.

Section 3.2.            Remedies.

(a)           Each Partner agrees that the scope and time periods contained in this Article have been carefully considered and specifically agreed to as being reasonable and necessary.  If any of the Partners shall at any time breach, violate or fail to comply fully with any of the terms, provisions or conditions of this Article (the “Competing Partner”), the Partnership and/or any other Partners that are not Competing Partners, shall be entitled to equitable relief by way of injunction (in addition to, but not in substitution for, any and all other relief to which the Partnership, or such other Partners, may be entitled either in law or in equity) to restrain such breach or violation or to require compliance fully with the terms, provisions or conditions of this Article.  In any such proceedings, the Competing Partners agree not to contest the validity of the provisions of Section 3.1.  Each Competing Partner further agrees to reimburse the Partnership for any cost of enforcing the provisions of this Article, including reasonable attorney’s fee and court costs.

(b)           If a court or other body of authority and competent jurisdiction determines that the covenants contained in this Article are unenforceable, in whole or in part, due to the duration or scope of the restrictions or limitations imposed therein or for any other reason, then the court is hereby authorized and directed to make such modifications thereto as are necessary to render said covenants enforceable to the maximum extent permitted under applicable law, that being the intention of the Partners.

ARTICLE IV

CAPITAL CONTRIBUTIONS; FINANCING

Section 4.1.            Capital Contributions.

(a)           Each Partner shall make Capital Contributions from time to time in accordance with this Section 4.1.  All Capital Contributions shall be made in cash unless otherwise expressly provided in this Agreement or approved by the General Partners.

(b)           On or prior to the date of this Agreement: (i) Operator LP previously made an initial Capital Contribution to the Partnership of $101,898,637.90, consisting of  (A) an in-kind Capital Contribution of fee simple title to all of the Properties, free and clear of all liens, subject to the terms and conditions of the Contribution Agreement, at a value of $102,245,714.00, which has been agreed on among the Partners, less (B) net proration credits of $1,232,872.98 in accordance with the Contribution Agreement,  plus (C) a cash contribution of $885,796.88 constituting 100% of the initial closing costs pertaining to the transfer of the Properties to the Partnership, as more fully provided in Section 18.21  (collectively, the “Operator Initial Contribution”); the Gross Asset Value of each such asset comprising the Operator Initial Contribution and the liabilities of the Operator LP assumed by the Partnership are as set forth in the Contribution Agreement, and such Gross Asset Values are reproduced in Schedule IV attached hereto; (ii) (A) Investor LP will make a cash contribution of $50,949,318.95  to the Partnership in exchange for its Partnership Interests (which amount is equal to fifty percent (50%) of the amount of Operator LP’s prior net contribution, as described in clause (i) above), and (B) the Partnership will distribute such amount to Operator LP; and, based on such contribution and distribution, each Limited Partner shall be deemed to have made a net Capital Contribution of $50,949,318.95; and (iii) each Limited Partner shall contribute an additional $49,617.67 to pay certain additional formation and closing costs, so that, after such contributions, each Limited Partner shall have made an aggregate net initial Capital Contribution of  $50,998,936.62.    In the event that a second closing occurs pertaining to the Tranche II Locations (as such term is defined in the Contribution Agreement): (A) Operator LP will make an in-kind Capital Contribution of fee simple title to the Tranche II Locations, free and clear of all liens, subject to the terms and condition of the Contribution Agreement, and the General Partners shall amend Schedule IV of this Agreement accordingly; (B) the Gross Asset Value of each such asset comprising the Tranche II Locations and the liabilities of Operator LP to be assumed by the Partnership will be as set forth in the Contribution Agreement, and such Gross Asset Values will be reflected in the amended Schedule IV of this Agreement; (C) Investor LP will contribute an amount equal to fifty percent (50%) of the agreed Gross Asset Value of the contributed Tranche II Locations (less net prorations required under the Contribution Agreement), and such amount will be distributed to Operator LP; (D) the Limited Partners will also each contribute to the Partnership fifty percent (50%) of all Partnership expenses incurred in connection with the second closing with respect to the Tranche II Locations, as described in Section 18.21 (provided that Operator LP’s share of same will be deducted from the funds otherwise to be distributed to it pursuant to clause (C) above).  The obligation of the Limited Partners to make Capital Contributions is not a “revolving” commitment, and the repayment or return of Capital Contributions to the Partners shall not create any obligation or commitment to readvance or recontribute such Capital Contributions so repaid or returned, except to the extent expressly provided herein.  The General Partners shall not be required to make any Capital Contributions and will have no Financial Rights in the Partnership.

(c)           If (i) clearly specified as such in the approved Annual Business Plan and Operating Budget then in effect (and not just inferred from a possible or actual shortfall in projected income), or (ii) the General Partners, in their sole discretion, otherwise determine (which determination shall constitute a Major Decision), that additional capital shall be required by the Partnership to fund its business operations or for any other Partnership purpose, whether or not in the ordinary course of business, then, in either such case, the General Partners may request that each Limited Partner make such additional Capital Contributions (each, an “Additional Capital Contribution”) to fund the amount required, by delivering written notice to all Limited Partners (an “Additional Capital Call Notice”), identifying such amount and providing a reasonably detailed explanation of the reason that the Additional Capital Contributions are needed.  Each Limited Partner shall, within eleven (11) Business Days after receipt of an Additional Capital Call Notice, contribute its pro rata share (based upon its Capital Ratio) of the amount of the applicable Additional Capital Contribution specified in the Additional Capital Call Notice.  For purposes of further certainty, the Partners agree that any Capital Contribution approved as part of the approval of an Annual Business Plan shall require the delivery of a further notice to the Limited Partners, prior to the actual required funding of such Capital Contribution, and shall provide for the right of the Limited Partners to have eleven (11) Business Days to fund such Capital Contribution, as more fully provided in the prior sentence.  In lieu of requesting Additional Capital Contributions for any amount required by the Partnership, the General Partners may obtain, or cause a Subsidiary to obtain, financing to cover any shortfall on terms approved by the General Partners.

Section 4.2.            No Additional Capital Contributions.  Other than pursuant to this Article IV, no Partner shall be required to lend any funds to the Partnership or to make any Capital Contributions to the Partnership.

Section 4.3.            Partnership Capital.  Operator GP shall cause the Partnership’s books and records to contain entries indicating the type and amount of Capital Contributions made to the Partnership by each Partner and, if applicable, the return thereon.  No Partner shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on or of any portion of its Capital Contribution except as specifically provided in this Agreement.

Section 4.4.            Defaulting Partners.  If at any time any Limited Partner fails to make all or any portion of any required Capital Contribution on the date specified therefor in accordance with Section 4.1 and such failure shall continue beyond ten (10) Business Days from the date such Capital Contribution is due (each, a “Payment Default”), the Limited Partner failing to pay such amounts shall be deemed to be a Defaulting Partner under Article XVI.  In addition, without limiting any other remedies that may be available pursuant to Article XVI, upon the occurrence of any Payment Default, the non-defaulting Limited Partner (the “Contributing Partner”) may, upon written notice to the Defaulting Partner and the Partnership, exercise one of the following rights or remedies:

(a)           Request a refund of its share of the applicable Capital Contribution within ten (10) days after the Payment Default by the Defaulting Partner, in which case the Partnership shall immediately refund such amount to the Contributing Partner; or

(b)           Cause the Partnership to retain the Contributing Partner’s share of such requested Capital Contribution and, at its option, elect to contribute to the Partnership the Defaulting Partner’s share of such requested Capital Contribution, in which case all amounts contributed by the Contributing Partner (including both the Contributing Partner’s and, if it elects to contribute such amount, the Defaulting Partner’s portion thereof) shall be deemed to be a loan by the Contributing Partner to the Partnership (a “Default Loan”).  The making of a Default Loan by a Contributing Partner shall not constitute a cure of the breach by the Defaulting Partner of its obligations pursuant to this Article IV.  Each Default Loan (i) shall be a loan by the Contributing Partner to the Partnership, (ii) shall accrue interest at the Default Rate, and (iii) shall be repaid, along with all accrued and unpaid interest, on a priority basis from Operating Cash and Capital Proceeds (with all costs associated with the Default Loan being the responsibility of the Defaulting Partner except that the repayment of principal and interest shall be a Partnership obligation).  The Capital Account of the Contributing Partner shall not be credited with the amount of any Capital Contribution designated as a Default Loan.  The repayment of a Default Loan and payment or reimbursement of any interest or expenses thereunder shall not constitute a return of Capital Contributions, shall not reduce the Contributing Partner’s Capital Account, and shall not be considered for purposes of determining the rate of return hereunder; provided, however, that all such Default Loans made by Investor LP, if any, must be repaid to Investor LP, together with all accrued and unpaid interest thereon, in order for Investor LP to receive its Investor 12% Return,  Investor 13% Return, or Investor 14% Return, as applicable, and as more fully provided in the definitions of such returns set forth in Section 1.1.

In the event that the Contributing Partner does not exercise either of the foregoing within ten (10) days after the Payment Default by the Defaulting Partner, the Contributing Partner will be deemed to have elected to exercise its right (A) to treat the amount contributed by it as a Default Loan, and (B) not to contribute the Defaulting Partner’s share of the requested Capital Contributions.

Section 4.5.            Loans by Partners or Affiliates.  Any Partner or Affiliate may (but shall not be obligated to) at any time lend money or guarantee a loan to the Partnership to finance Partnership operations, to finance or refinance any assets of the Partnership, to pay the debts and obligations of the Partnership, or for any other Partnership purpose; provided that, unless a loan or guarantee is specifically permitted pursuant to this Agreement, such Partner or Affiliate must first obtain the prior written approval of the General Partners for such loan or guarantee.  Except as otherwise provided herein or in any other agreement approved by the General Partners, if any Partner or its Affiliate lends funds to the Partnership, such Partner or Affiliate shall be entitled to receive interest on such loan at an interest rate to be agreed upon by such Partner or Affiliate and the General Partners, on behalf of the Partnership.

Section 4.6.            Financing.  The Partners anticipate and have agreed that the Partnership shall remain free from mortgage debt or other loan facilities, and any financing of the Partnership’s activities or encumbering of its assets shall be and require a Major Decision.

Section 4.7.            Operator Contributions to Pay Investor Accrual.  Operator LP shall have the right to make Operator Contributions to Pay Investor Accrual pursuant to Section 5.2(d), and such Capital Contributions shall be afforded the same treatment as any other Capital Contributions, except for certain restricted and/or subordinate rights to distributions set forth in Section 5.2.

ARTICLE V

DISTRIBUTIONS

Section 5.1.            Distributions in General.  To the maximum extent permitted by the Act and except as otherwise provided in this Article V, the Partnership shall distribute all Operating Cash to the Limited Partners by the tenth (10th) day of each month and shall distribute Capital Proceeds to the Limited Partners as soon as reasonably practicable after its receipt of such amounts unless reinvestment of such Capital Proceeds has been approved by the General Partners.  The Partners acknowledge that the distribution of Operating Cash by the tenth (10th) day of each month may not include all accounting adjustments required to accurately or finally reflect Operating Cash available for distribution at such time.  Accordingly, (a) Operator GP shall and, at its option, Investor GP may, review the calculation of the Operating Cash distributed each calendar month against the monthly financial statements for the prior month on which such distribution was based, and the distribution for the following month shall take into account any accounting adjustment in the original distribution, and (b) Operator GP shall not be in breach of this Agreement if it makes an inaccurate monthly distribution, so long as such inaccuracy is not the result of the bad faith of Operator GP (or its Affiliate) and is remedied by Operator GP by adjusting such distribution as part of, or before, the payment of the following monthly distribution.  To the maximum extent permitted by the Act, the Partnership may make additional distributions to Limited Partners at any time.  The General Partners shall not be entitled to receive any distributions, and will have no Financial Rights in the Partnership.

Section 5.2.            Distributions of Operating Cash.  Distributions of Operating Cash shall be made in the following order and priority:

(a)           First, to the Limited Partners, pro rata and pari passu, in repayment of all outstanding principal and accrued interest on the Partners’ Default Loans, until each Default Loan has been repaid in full, and without regard to when such Default Loans were made or mature.

(b)           Second, to Investor LP, until Investor LP has received a nominal preferred return of 9.0% per year, on a cumulative basis, compounded monthly on the last day of each calendar month, on all such Partner’s Unreturned Capital Contributions (the “Investor Preferred Return”).  To the extent that Investor LP does not receive the full amount of its accrued Investor Preferred Return as of the last day of any calendar month, then the amount of the unpaid Investor Preferred Return (the “Investor Accrual”) will accrue and be entitled to a return thereon equal to the Investor Preferred Return.

(c)           Third, to Investor LP, until Investor LP has received a nominal preferred return of 9.0% per year, on a cumulative basis, compounded monthly on the last day of each calendar month, on all such Partner’s Investor Accrual.

(d)           Fourth, to Investor LP, until Investor LP has received any then outstanding Investor Accrual.  For purposes of further certainty, Operator Partners confirm that, in addition to the Investor Preferred Return payable pursuant to subsection (b) and the compounded return on the Investor Accrual payable pursuant to subsection (c), the Investor Accrual will be fully paid pursuant to this subsection (d) before any amounts are paid to Operator LP in accordance with the provisions of subsections (e), (f) and (g) below.  Notwithstanding the foregoing, Operator LP shall have the right, but not the obligation, on not less than three (3) Business Days’ prior written notice to the other Partners, to make additional Capital Contributions to the Partnership, at any time, to pay all (or any part) of the then outstanding Investor Accrual (“Operator Contributions to Pay Investor Accrual”), in which event, promptly following the funding of such contributions to the Partnership, the amount so contributed shall be distributed by the Partnership to Investor LP as a payment of the Investor Accrual.

(e)           Fifth, to Operator LP, until Operator LP has received a nominal preferred return of 9.0% per year, on a cumulative basis, compounded monthly on the last day of each calendar month, on all such Partner’s Unreturned Capital Contributions (“Operator Preferred Return”), but not on the portion of such Partner’s Unreturned Capital Contributions that constitutes Operator Contributions to Pay Investor Accrual, except to the extent and at the time permitted under subsection (k) below.  To the extent that Operator LP does not receive the full amount of its accrued Operator Preferred Return as of the last day of any calendar month, then the amount of the unpaid Operator Preferred Return (the “Operator Accrual”) will accrue and be entitled to a return thereon equal to the Operator Preferred Return; provided, however, that the Operator Accrual (as compounded under subsection (f) below) shall not exceed Five Million Dollars ($5,000,000), in the aggregate, over the life of the Partnership (and any amount in excess of

$5,000,000 shall not be considered Operator Accrual for any purpose under this Agreement, and Operator LP shall have no rights to receive any portion thereof or return thereon).  The amount of Operator Accrual shall be reviewed and calculated annually promptly following the delivery of the annual financial statements pursuant to Section 10.3 hereof and shall be calculated by the General Partners based on such annual financial statements of the Partnership.  The amount of Operator Accrual so determined will be the amount that is applied against the $5,000,000.00 cap for the purpose of the limitations provided in this Section 5.2(e); provided, however, that such annual calculation shall not affect the maximum amount of Operator Accrual (as compounded under subsection (f) below) that may be actually paid to Operator LP.

(f)            Sixth, to Operator LP, until Operator LP has received a nominal preferred return of 9.0% per year, on a cumulative basis, compounded monthly on the last day of each calendar month, on all such Partner’s Operator Accrual.

(g)           Seventh, to Operator LP, until Operator LP has received any then outstanding Operator Accrual.  For purposes of further certainty, Investor Partners confirm that the Operator Accrual will be fully paid pursuant to this subsection (g) (all such payments being referred to as the “Payments of Operator Accrual”) before any further amounts are paid to Investor LP in accordance with the provisions of subsection (j) below.

(h)           Eighth, to Operator LP, until Operator LP has received a nominal preferred return of 9.0% per year, on a cumulative basis, compounded monthly on the last day of each calendar month, on all such Partner’s Operator Contributions to Pay Investor Accrual, subject, however, to the provisions of subsection (k) below.

(i)            Ninth, to Operator LP, until Operator LP has received any then outstanding Operator Contributions to Pay Investor Accrual, subject, however, to the provisions of subsection (k) below.

(j)            Finally, 50% to Investor LP and 50% to Operator LP.

(k)           Notwithstanding anything set forth in this Section 5.2 to the contrary, no distributions shall be made to pay any return of or return on any Operator Contributions to Pay Investor Accrual unless and until, and shall only be paid for so long as (i) Investor LP has no Unreturned Capital Contributions, (ii) there are no outstanding Default Loans owned to Investor LP and (iii) Investor LP has received its Investor 12% Return (whether due to distributions of Operating Cash, Capital Proceeds, or both).

Section 5.3.            Distributions of Capital Proceeds.  Distributions of Capital Proceeds shall be made in the following order and priority:

(a)           First, to the Limited Partners, pro rata and pari passu, in repayment of all outstanding principal and accrued interest on the Partners’ Default Loans, until each Default Loan has been repaid in full, and without regard to when such Default Loans were made or mature.

(b)           Second, to Investor LP, until Investor LP has received cumulative distributions, whether from Capital Proceeds or Operating Cash, of (A) all of its Unreturned Capital

Contributions, plus (B) the Investor 12% Return.  For purposes of calculating the Investor 12% Return under this subsection (b), Investor LP shall be deemed to have received any payment of the Removal Remedies Charge (to the extent actually received by Investor LP) as a distribution from the Partnership, subject, however, to the provisions of Section 13.4 to the contrary.

(c)           Third, 100% to Operator LP.

Section 5.4.            Clawback Against Payments of Operator Accrual.

(a)           In the event that upon the sale of, or other Capital Transaction pertaining to, the last Property or Properties owned by the Partnership, there are insufficient Capital Proceeds to distribute to Investor LP to achieve the Investor 12% Return, then Operator LP shall immediately contribute to the Partnership for concurrent distribution to Investor LP an amount equal to the lesser of: (i) the amount that when distributed to Investor LP will cause Investor LP to achieve the Investor 12% Return or (ii) the aggregate amount of the Payments of Operator Accrual, if any, received by Operator LP.  For the purposes of further certainty, Investor Partners confirm that any payment required under clause (ii) of the preceding sentence cannot in any event exceed $5,000,000 due to the cap established in Section 5.2(e).

(b)           Operator LP’s obligation to make the payment(s) described in subsection (a) above shall be fully guaranteed by YSI and YSI LP, by their execution of the guaranty attached hereto after the signature page (which guaranty shall also cover Operator LP’s liability under Section 7.4 of the Contribution Agreement).

Section 5.5.            Distributions in Kind.  No distributions of assets other than cash shall be made without the consent of the General Partners.  If assets other than cash are distributed, such assets shall be deemed to be equal to their fair market value as reasonably determined by the General Partners (net of any liabilities securing such distributed assets that the recipient Partners are considered to assume or take subject to under Section 752 of the Code).  Any gain or loss associated with such assets shall be allocated to the Partners’ Capital Accounts in accordance with Article XI and adjustments to Capital Accounts in respect of distributions of such assets shall reflect its fair market value in accordance with Section 1.704-1(b)(2)(iv)(e) of the Treasury Regulations.

Section 5.6.            Distributions upon Dissolution and Termination.  Upon dissolution and termination of the Partnership, the final distribution of the Partnership’s assets shall be made pursuant to the provisions of Section 17.2.

Section 5.7.            Limitation on Distributions.  Notwithstanding any provision to the contrary in this Agreement, the Partnership shall not knowingly make any distribution that would violate Section 17-607 of the Act or other Governmental Requirements.

Section 5.8.            Distributions in the Case of Transfers.  In the event that either the Operator LP or Investor LP transfers all or a portion of its Partnership Interest in accordance with the terms of this Agreement, the Partner’s transferee shall succeed to the distribution rights associated with the transferred Partnership Interest or portion thereof and references in this Agreement to distributions to the Operator LP or Investor LP shall be construed as references to distributions with respect to the transferred Partnership Interest or portion thereof of the Operator LP or Investor LP, as the case may be.

Section 5.9.            Setoff Right.  To the extent that any Limited Partner would otherwise be entitled to a distribution of funds from the Partnership at any time (whether a distribution of Operating Cash or Capital Proceeds, or a payment on a Default Loan), but such Limited Partner also then has a debt or other monetary obligation of any kind due and owing to the Partnership, including as a result of any indemnity or other similar obligation of such Limited Partner, then, in such case, the Partnership shall have the right to set off against such distribution the amount of such debt or other monetary obligation, thereby reducing such distribution by such amount.

ARTICLE VI

PARTNERS

Section 6.1.            Registered Partners.  The Partnership may treat the holder of record of any Partnership Interest as the holder in fact of the Partnership Interest for all purposes and, accordingly, is not bound to recognize any equitable or other claim to or interest in the Partnership Interest on the part of any other Person, whether or not it has express or other notice of the claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

Section 6.2.            Limited Liability of Partners.

(a)           The General Partners shall only be liable for the debts and other obligations of the Partnership to the extent mandated by the Act.  No Limited Partner shall (i) be liable for the debts, liabilities, contracts or any other obligation of the Partnership, except to the extent expressly provided herein or mandated by the Act, (ii) be liable for the debts or liabilities of any other Partner, (iii) be required to contribute to the capital of, or loan, the Partnership any funds other than as expressly required in this Agreement, (iv) be liable, except as mandated by the Act, for the return of all or any portion of the Capital Contributions of any Partner, or (v) except as otherwise expressly provided herein, have any priority over any other Partner as to the return of its contributions to capital or as to compensation by way of income.  Except as expressly mandated by the Act or this Agreement, all debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner.

(b)           Except as expressly mandated by the Act, a Limited Partner shall not have any liability in excess of (i) the amount it has contributed to the Partnership and (ii) the amount of any distributions wrongfully distributed to it.

Section 6.3.            Limitation on Partner Actions.  Except as expressly authorized by this Agreement, no Partner shall, directly or indirectly, do any of the following without the written consent or approval of the General Partners: (a) withdraw from the Partnership, (b) voluntarily dissolve, terminate or liquidate the Partnership, (c) petition a court for the dissolution, termination or liquidation of the Partnership, or (d) cause any property of the Partnership to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).  Except as otherwise expressly provided in this Agreement or mandated by the Act, no Limited Partner, in any capacity, may (i) act for or on behalf of the Partnership or take part in the operation, management or control of the Partnership’s business, (ii) transact any business in the name of the Partnership, or (iii) have the authority or power to sign documents for or otherwise bind the Partnership; provided that such restrictions shall not apply to any action taken by a General Partner just because it is an Affiliate of a Limited Partner.

Section 6.4.            Actions of the Partners.  Any action, vote, consent, determination or other decision required to be made by the General Partners pursuant to this Agreement shall require the approval of all the General Partners, except as otherwise set forth or authorized herein; if required, such approval shall be obtained in accordance with the procedures set forth in Section 9.5.  Any action, vote, consent, determination or other decision to be made by the Partners pursuant to the Act (notwithstanding any provision hereof to the contrary) shall require the approval of the General Partners.

ARTICLE VII

MANAGEMENT OF THE PARTNERSHIP

Section 7.1.            Powers and Responsibilities.  Operator GP shall have the duty, responsibility, power and authority to manage and administer the day-to-day business and affairs of the Partnership and the Properties in accordance with the Annual Business Plans and Operating Budgets and in order to implement the Major Decisions of the General Partners.  Operator GP shall regularly report to the other Partners as to the status of and compliance with the Annual Business Plan and Major Decisions as well as the other business affairs of the Partnership.  Operator GP shall conduct the ordinary and usual business affairs of the Partnership as provided in this Agreement (including Section 7.4).  Without limiting the foregoing (but subject to and limited by the provisions of this Agreement, including Section 7.2), Operator GP shall have full power and authority to conduct the Partnership’s day-to-day business in the ordinary course, including to take actions that are not Major Decisions or prohibited under Section 6.3 or otherwise hereunder, and to do each of the following to the extent necessary for the conduct of the Partnership’s business:

(a)           to supervise or arrange for the supervision of day-to-day operations of the Partnership and its Subsidiaries;

(b)           to institute, prosecute, defend or settle any legal, arbitration or administrative actions or proceedings on behalf of or against the Partnership or a Subsidiary, subject to the provisions of Section 7.2(a)(x) and Section 7.2(a)(xiv); provided that with respect to any such action or proceeding involving a claim or series of related claims against the Partnership or its Subsidiaries totaling more than $50,000 and not covered by insurance, Operator GP shall give the other Partners prompt written notice of such lawsuit or proceeding, and Investor GP shall have the opportunity to consult with Operator GP regarding the Partnership’s or such Subsidiary’s defense of the action;

(c)           retain attorneys, consultants and other independent contractors to the extent such professional services are required to carry on the business of the Partnership and its Subsidiaries, and provided that retention of attorneys shall require the approval of Investor GP, which approval shall not be unreasonably withheld or delayed and shall be deemed given if not expressly denied in writing by Investor GP within five (5) business days after Investor GP’s receipt of a request for such approval from Operator GP;

(d)           to enter into or renew lease agreements for the lease of space to tenants in each of the Properties substantially in a form of lease agreements that are entered into in the ordinary course of business;

(e)           to collect all rents and other payments due and owing to the Partnership and the Subsidiaries, including the institution of enforcement and collection activities and related auction proceedings undertaken in the ordinary course of business;

(f)            to modify and terminate leases in the ordinary course of business and generally consistent with the Annual Business Plan;

(g)           to incur normal operating expenses of, and to pay the obligations of, the Partnership and its Subsidiaries, and to enter into, perform and carry out contracts and agreements on behalf of the Partnership or its Subsidiaries for the conduct of the Partnership’s business;

(h)           to obtain and maintain insurance coverage for the Properties and other assets of the Partnership and its Subsidiaries, in such amounts and with such coverages as set forth in the Annual Business Plan;

(i)            Subject to Investor GP’s rights under Section 8.4, to perform, or cause to be performed, all of the obligations of the Partnership and the Subsidiaries, and to exercise or cause to be exercised all rights of the Partnership or the Subsidiaries, under any agreement (including the Financing Documents and any limited liability company agreement, partnership agreement, joint venture agreement, shareholder’s agreement or other similar agreement) to which the Partnership, any Subsidiary or any nominee of the Partnership or a Subsidiary is a party;

(j)            to cause the Partnership and the Subsidiaries to pay all taxes, assessments, rents and other impositions applicable to assets of the Partnership and the Subsidiaries and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments, rents or other imposition;

(k)           to open and maintain bank accounts for the Partnership, provided that transfers, withdrawals or drafts from any such bank accounts shall require Operator GP’s signature or instructions or any other signature that the General Partners designate;

(l)            to coordinate the preparation and filing of tax returns on behalf of the Partnership and the Subsidiaries in each federal, state, local or foreign tax jurisdiction in which such filings are required;

(m)          to do any and all acts which may be necessary or desirable for the proper management and maintenance of the Properties, including any matters provided for in the Property Management Agreement or the Ancillary Services Agreement, subject to the restrictions and limitations set forth therein;

(n)           to apply for, renew and maintain licenses, permits and any documents necessary to maintain the good standing of the Partnership (excluding any new or modified licenses or permits that would materially change the use or operation of any Property);

(o)           to execute and deliver such documents on behalf of the Partnership or a Subsidiary as it reasonably deems necessary or desirable in connection with the foregoing provisions; and

(p)           to do any act which is necessary or desirable to carry out any of the foregoing.

No Partner shall be required to devote a particular amount of time to the Partnership’s business, but the Operator GP shall devote sufficient time and effort to the Partnership’s business and operation as is necessary to perform its duties hereunder.  All costs and expenses incurred by the Partners that are directly related to the conduct of the Partnership’s and the Subsidiaries’ business shall be borne by the Partnership and the Subsidiaries to the extent provided in the Operating Budget and this Agreement.  While the Partners may incur costs and expenses in connection with the conduct of the Partnership’s and Subsidiaries’ business, none of them shall be obligated to do so using its own funds, it being understood specifically that the obligations of Operator GP to expend money on behalf of the Partnership is subject to the availability of Partnership funds therefor.

Section 7.2.            Major Decisions.

(a)           Notwithstanding any contrary provision contained herein, no Partner shall cause the Partnership or permit a Subsidiary to take any of the following actions (each, a “Major Decision”) without the approval of the General Partners, and the General Partners may direct Operator GP to cause the Partnership or any Subsidiary to take any of the following actions:

(i)            adopt or amend any approved Annual Business Plan or Operating Budget (or any update thereto);

(ii)           purchase or acquire, or contract or commit to purchase or acquire, any property or asset other than customary inventory and other similar equipment or assets used in the ordinary course of business;

(iii)          borrow any money or enter into any financing, refinancing or loan transaction, including any Financing Document, or grant a security interest in any Subsidiary or in all or any portion of the Properties or amend the terms and conditions of any financing or make elections with respect to interest periods, interest rates, prepayment or other material provisions under any financing (and the Partners hereby reaffirm their intent under Section 4.6);

(iv)          lease any space in any Property, other than leases made in the ordinary course of business and in a manner generally consistent with the Annual Business Plan;

(v)           enter into any listing/leasing agreement not substantially in a form approved by the General Partners;

(vi)          enter into any property management agreement or ancillary services agreement not substantially in a form approved by the General Partners (but, for the avoidance of doubt, the form of the Property Management Agreement and Ancillary Services Agreement entered into on or about the Effective Date is hereby approved by the General Partners);

(vii)         enter into any construction management agreement not substantially in a form approved by the General Partners;

(viii)        make any change order that requires the approval of an owner to the terms of a construction management agreement;

(ix)           enter into, or amend, any contract between the Partnership or a Subsidiary, on the one hand, and an Operator Partner, or an Affiliate of an Operator Partner, on the other hand, except as provided in Section 8.4;

(x)            file, defend or settle any lawsuits or other legal, arbitration or administrative claim or proceeding asserted or brought by or against or otherwise involving the Partnership or a Subsidiary, or confess a judgment against the Partnership or a Subsidiary, unless same is (i) for collection of tenant receivables or other amounts payable to the Partnership or a Subsidiary under leases or other occupancy agreements, or by vendors or suppliers, or to enforce a right or remedy for a non-monetary breach or default under such leases, occupancy agreements or the agreements with such suppliers and vendors, all to the extent incurred in the ordinary course of business, (ii) at a cost to the Partnership or a Subsidiary equal to or less than the amount expressly provided in the Operating Budget as a separate line item specifically identifying the particular claim or proceeding, or (iii) if no amount is provided therefor in the Operating Budget, equal to or less than $10,000.00.  For purposes of clause (iii) above, the amount of a claim shall be considered the largest loss that may be incurred by the Partnership or a Subsidiary, net of costs that will be paid by insurance, as reasonably determined by the General Partners;

(xi)           obtain and maintain insurance coverage for the Properties and other assets of the Partnership and its Subsidiaries, including any insurance to protect the Partners against liability from third parties, in addition to or different from those set forth in the Annual Business Plan;

(xii)          commit the Partnership or a Subsidiary to any capital or operating expenditures in excess of the Operating Budget or in any other manner not contemplated by the Annual Business Plan, except as set forth in Sections 8.1(c) and (d);

(xiii)         rebuild or reconstruct the improvements on any Property if they are substantially (i.e. more than 25% of the gross leasable area of the buildings located on a Property or more than 25% of the value of such Property) damaged by a fire or other casualty; provided, however, that even if the decision to rebuild or reconstruct is not a Major Decision, the manner of rebuilding and reconstruction of any Property always shall be a Major Decision in any case;

(xiv)        obtain any new, or modify any existing, licenses, permits or other public or private entitlements that would materially change the use or operation of any Property;

(xv)         enter into any construction or renovation contract (unless the economic terms of such contract are specifically covered in an Annual Business Plan and Operating Budget);

(xvi)        make any change of the Partnership’s auditor;

(xvii)       change the name of the Partnership;

(xviii)      require or permit any Partner to make any Additional Capital Contribution;

(xix)         consolidate or merge with or into any other Entity, or purchase or otherwise acquire all or substantially all of the assets or any stock or shares of any class of any Entity, or otherwise engage in any recapitalization, joint venture or other business combination;

(xx)          except in accordance with the provisions of Section 13.3, Dispose of all or any portion of, or any estate or interest in, any Property or Properties or any other asset (including goodwill) of the Partnership or any Subsidiary;

(xxi)         remove or replace a General Partner (except as permitted pursuant to Section 13.1(f),  13.7(b) or 16.2, and as more fully provided in Section 7.5); or

(xxii)        dissolve or liquidate, in whole or in part, make an assignment for the benefit of any creditor, file or otherwise initiate on behalf of the Partnership or any Subsidiary a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Partnership or for a substantial part of its property, commence any proceeding under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce in the filing of (or invoke or cause any person to file) any such petition, application or proceeding, or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Partnership or any Subsidiary or any substantial part of its property, or admit the Partnership’s inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Partnership or any Subsidiary, or consent to or acquiesce in (i) the filing or other initiation of an involuntary petition for relief against the Partnership or any Subsidiary under any Chapter of the Bankruptcy Code, or (ii) the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) for the Partnership or any Subsidiary of all or substantially all of its respective assets.

(b)           Except as otherwise provided in this Agreement, no action shall be taken, sum expended, decision made or obligation incurred by the Partnership or any Subsidiary with respect to a matter that is a Major Decision, unless such matter has been approved in writing by the General Partners.  The General Partners shall be deemed to have approved, and no additional approval shall be required hereunder with respect to, any action or expenditure specifically set forth in the Annual Business Plan and Operating Budget approved by the General Partners.

(c)           Approval of the General Partners may be obtained by written approval at a meeting of the General Partners’ Authorized Representatives duly called pursuant to Section 9.5, or by written consent of such Authorized Representatives, without a meeting.  Each General Partner shall use reasonable efforts to cause its Authorized Representatives to respond to any written request for written consent to a Major Decision within five (5) Business Days after the date of such request.  If all of a General Partner’s Authorized Representatives fail to respond to such written request within such five (5) Business Day period (or such other period agreed to in writing by the General Partners), such failure shall be deemed a disapproval of the requested Major Decision by such General Partner and its Authorized Representatives.

Section 7.3.            Major Dispute.

(a)           In the event that the General Partners cannot agree upon a proposed Major Decision during the Lockout Period, then either General Partner may, within fifteen (15) days of the failure to agree upon the proposed Major Decision, provide written notice (the “Notice of Major Dispute”) to the other General Partner that specifies such proposed Major Decision (such disagreement, a “Major Dispute”).  Within fifteen (15) days following delivery of such Notice of Major Dispute, the General Partners shall promptly meet and make a good faith effort to come to an agreement regarding the resolution of the Major Dispute.  If the General Partners are unable to resolve a Major Dispute during the Lockout Period, then neither the General Partners nor the Partnership shall take any action with regard to the subject matter of the Major Dispute until after the end of the Lockout Period (at which time, Section 7.3(b) shall govern).

(b)           If, at any time after the end of the Lockout Period, any Major Decision cannot be reached by the General Partners and, in the reasonable belief of either General Partner, the resolution of such Major Decision has a material impact as to the overall business or strategy of the Partnership, then Operator GP or Investor GP, as the case may be, may provide a Notice of Major Dispute as contemplated in the paragraph above to the other General Partner.  Within fifteen (15) days following delivery of such Notice of Major Dispute, the General Partners shall promptly meet and make a good faith effort to come to an agreement regarding the resolution of the Major Dispute within fifteen (15) days after their meeting.  If the General Partners are unable to resolve the Major Dispute within such 15-day period, then either General Partner may exercise the Marketing Right pursuant to Section 13.3.  If any Major Dispute arises and a Notice of Major Dispute is given at least thirty (30) days before the end of the Lockout Period, and such Major Dispute is not resolved by the end of the Lockout Period, then either General Partner may exercise the Marketing Right at any time after the end of the Lockout Period (and before the Major Dispute is resolved) without the requirement for further notice or a waiting period under this subsection (b).

(c)           In order to be effective, any Notice of Major Dispute delivered pursuant to this Section 7.3 must contain a description of the Major Decision on which the Partners have been unable to agree and must contain the following language in BOLD PRINT on the face of the Notice of Major Dispute:

THIS NOTICE IS GIVEN PURSUANT TO THE TERMS OF THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF YSI - HART LIMITED PARTNERSHIP IN ORDER TO ADVISE A PARTNER THAT A MAJOR DISPUTE EXISTS UNDER SUCH AGREEMENT.

Section 7.4.            Standard of Care.

(a)           Each General Partner, in managing the business or affairs of the Partnership, will discharge its duties provided in this Agreement:

(i)            in a manner it believes in good faith to represent the care an ordinarily prudent person in a like position would exercise under similar circumstances;

(ii)           in good faith reliance on the provisions of this Agreement;

(iii)          without intentional misconduct or a knowing violation of law; and

(iv)          without engaging in any transaction for which it receives a personal benefit in violation or breach of any provision of this Agreement.

Notwithstanding the foregoing, but subject to the provisions of clause (C) below: (A) a General Partner does not violate a duty or obligation under this Agreement or under Governmental Requirements merely because the General Partner’s conduct furthers the interest of a Limited Partner that is an Affiliate of such General Partner, (B) without limiting the foregoing clause (A), a General Partner has no duty or obligation to consider any interest of or affecting the Partnership, any Partner or any other Person (including in connection with the making or approval of, or consent to, any Major Decisions), except as may be otherwise provided herein, and (C) Operator GP recognizes its duties to the Partnership (because of its responsibility for overseeing the day-to-day activities of the Partnership and carrying out Major Decisions) and, accordingly, agrees that (i) it shall devote such time and attention to the business and affairs of the Partnership as is necessary to reasonably conduct such business and affairs and (ii) shall act in a manner it believes in good faith to be in the best interest of the Partnership (subject to the constraints established in the approved Annual Business Plans and Operating Budgets) except regarding the making or approval of, or consent to, Major Decisions, regarding which Operator GP may act in its sole discretion.

(b)           Except for any implied contractual covenant of good faith and fair dealing under applicable Delaware law, no Limited Partner has any other duty to the Partnership, any Partner, or any other Person.

Section 7.5.            Resignation and Removal.

(a)           No General Partner may resign as a general partner of the Partnership without the prior written consent of the other General Partner.  However, on thirty (30) days prior written notice from a General Partner (which 30-day period may run concurrently with any other notice or grace period), the other General Partner may be removed pursuant to Sections 13.1(f), 13.7(b) or 16.2.  Upon any resignation by or removal of a General Partner, and without limiting its other rights and remedies for a breach of this Agreement, the remaining General Partner may: (i) appoint a replacement General Partner or assume the role of sole General Partner of the Partnership (with all authority of both the Operator GP and Investor GP); (ii) terminate all or any of the Property Management Agreement, Ancillary Services Agreement, and/or other agreements between the Partnership and the Affiliates of the removed or resigned General Partner, and appoint a new property manager or Ancillary Activity service provider (or other Person to replace the removed Affiliate), in which case the remaining General Partner may allocate any future amounts payable under such agreements, including property management fees or and amounts payable under the Ancillary Services Agreement for Ancillary Activities to the new property manager and/or service provider (or other Person to replace the removed Affiliate), as the case may be (or the remaining General Partner may pay other compensation to such replacements as reasonably determined to be appropriate by the remaining General Partner); (iii) where Investor GP is the remaining General Partner, exercise the Investor Unilateral Marketing Right in accordance with Section 13.4; and/or (iv) where Operator GP is the remaining General Partner, exercise the Redemption Right provided to Operator Partners under and in accordance with Section 13.5 (the rights and remedies of Investor GP set forth in this Section 7.5(a) being collectively referred to as the “Removal Remedies”).

(b)           In addition to the foregoing rights and remedies, in the event Investor Partner exercises any of its Removal Remedies as a result of an Event of Default by the Operator Partners under Section 16.1(c) (i.e., upon a YSI Change in Control), then Operator LP shall pay to Investor LP an amount (the “Removal Remedies Charge”) equal to:

If one or more of the Removal Remedies is exercised and the Removal Remedies Charge is due and payable during the following period:	then the Removal Remedies Charge shall be

From the Effective Date to the day prior to the first annual anniversary of this Agreement	$2,000,000

From the first annual anniversary of this Agreement to the day prior to the second annual anniversary of this Agreement	$3,500,000

From the second annual anniversary of this Agreement to the day prior to the third annual anniversary of this Agreement	$6,000,000

From the third annual anniversary of this Agreement to the day prior to the fourth annual anniversary of this Agreement	$4,000,000

On or after the fourth annual anniversary of this Agreement.	-0-

The Removal Remedies Charge shall be due and payable either (i) concurrently with the closing of the sale of Properties pursuant to the Investor Unilateral Marketing Right or (ii) within ten (10) days after Investor GP exercises its other Removal Remedies as a result of a YSI Change in Control.

Section 7.6.            Compensation and Expenses.  The General Partners shall not receive any compensation for serving as general partners of the Partnership.

Section 7.7.            Delegation of Authority.  The General Partners may from time to time delegate in writing to one or more other Persons such authority as the General Partners may deem advisable.

Section 7.8.            Notification of YSI Change in Control.  Operator GP shall deliver prompt written notice to Investor GP of the occurrence of any event that constitutes a YSI Change in Control (provided that the failure to deliver such notice shall not affect Investor Partners’ remedies arising from a YSI Change in Control).

ARTICLE VIII

OPERATION AND EXPENSES

Section 8.1.            Annual Business Plan and Operating Budget.  Operator GP shall operate the Partnership in accordance with the Annual Business Plan, in each case as approved in accordance with this Section 8.1.

(a)           The strategic business plan that is in effect with respect to any Fiscal Year, as it may be amended, is called the “Annual Business Plan.”  The Annual Business Plan shall include an executive summary outlining the business strategy and budgeted and forecasted financial information for the upcoming period and shall contain a comprehensive statement setting forth the overall plan for the business of the Partnership to the extent known at that point in time, including proposed repairs or renovations to a Property (in all cases, to the extent then known or reasonably anticipated), and shall set forth the following criteria for the operation of the Partnership during the Fiscal Year to which it relates based on information that is known: (i) an annual operating budget for the Partnership and each Property (the “Operating Budget”) and (ii) for forecasting purposes only, an estimated schedule of calls for Capital Contributions for the Fiscal Year, if any are being recommended by the Operator GP (provided that Capital Contributions shall only be retained in an Annual Business Plan to the extent approved by both General Partners, in which case the Partners shall be obligated to fund such Capital Contributions in accordance with Section 4.1(c)).  In preparing and approving each Annual Business Plan and any revisions or amendments thereto, Operator GP shall consider, among other things, the previous year’s experience, current and projected market conditions and anticipated future needs in light of such projections.  The Operating Budget shall reflect all items on a Property-by-Property basis and shall include anticipated revenues, occupancies, rate increases, capital improvements, financing needs, insurance coverage (including coverage types and policy limits), call center costs, and all other operating expenditures of the Partnership and any Subsidiaries (including property management fees and amounts payable under the Ancillary Services Agreement), and shall separately set forth all capital expenditures and any costs and expenses, if any, that would need to be funded with Additional Capital Contributions.  The form of the Annual Business Plan and Operating Budget shall be substantially the same as the initial Annual Business Plan and Operating Budget attached as Schedule 8.1(a), as such form may be modified by the General Partners.

(b)           The initial Operating Budget for the period beginning on the Effective Date and ending December 31, 2009 and an Annual Business Plan for the same initial period (in a modified, less detailed format for such period only) have been prepared by Operator GP and approved by Investor GP and are attached hereto in Schedule 8.1(a).  No later than November 1 of each calendar year, Operator GP shall present a draft proposed Annual Business Plan, including the Operating Budget, for the following year to Investor GP for its consideration and comments.  Investor GP shall provide any comments it may have by November 15 of each calendar year, and no later than December 1 of each calendar year Operator GP shall present a final proposed Annual Business Plan, including the Operating Budget, for the following year to Investor GP for its approval.  Following delivery of such final proposed Annual Business Plan, including the Operating Budget, Investor GP shall approve or disapprove the Annual Business Plan and the Operating Budget no later than fifteen (15) days after the date on which Operator GP has met with, or attempted in good faith to meet with, Investor GP to discuss the final proposed Annual Business Plan and the final proposed Operating Budget.  Investor GP may review the Operating Budget on a line-by-line basis.  Unless otherwise mutually agreed:

(i)            Any Investor GP disapproval shall be in writing to Operator GP and shall contain a detailed explanation of its objections to the final proposed Operating Budget or any amendments thereto, and the undisputed portions of the proposed Operating Budget shall be deemed to be adopted and approved.

(ii)           Failure of the General Partners to agree or disagree in writing to the disputed items of the final proposed Operating Budget within such fifteen (15) day period shall be deemed a disapproval, and any such disputed item(s) of the Operating Budget, other than capital expenditures and Non-Controllable Items, shall be set at 105% of the amount shown for such line item(s) in the Operating Budget for the preceding year; for Non-Controllable Items any such disputed line item(s) shall be set at the amount shown for such line item(s) in the final proposed Operating Budget (even though it has not yet been approved, provided that expenditures therefor shall not exceed actual amounts, as more fully provided below); and for capital expenditures, no expenditures shall be made for capital items until approval is received, unless such expenditures were specifically approved in the Operating Budget for the current year but not yet incurred in which case such expenditures, as previously approved, may be incurred.  In the event that the applicable Property was not owned for the entire preceding year, the amounts described in this clause (ii) for such preceding year shall be annualized.

(c)           Notwithstanding the foregoing, with respect to each Property and without the consent of Investor GP, Operator GP shall have the right, in its reasonable discretion, to expend any amounts necessary or appropriate for Emergency Situation Responses, in which case, however, Operator GP shall promptly notify Investor GP of such expenditure, including the reason same required an Emergency Situation Response.

(d)           Operator GP shall exercise reasonable efforts to cause the Partnership to be operated in compliance with the Operating Budget.  Operator GP shall secure Investor GP’s prior approval for any expenditure that will cause any expense item for the Partnership or any Property to exceed 105% of such annual expense item set forth in the Operating Budget; provided that the approval of Investor GP shall not be required if such expenditure is for the payment of Non-Controllable Items or Emergency Situation Responses, in which case, however, (i) Operator GP shall promptly notify Investor GP of such expenditure, including, if applicable, the reason same required an Emergency Situation Response and (ii) the expenditure shall be the actual amount incurred, and the Operating Budget shall be modified accordingly.  Operator GP shall promptly inform the other Partners of any major increases or decreases in costs, expenses or revenue that are not reflected in the then-current Operating Budget.

(e)           Operator GP shall have the right, from time to time during each Fiscal Year, to submit a proposed amendment to the Operating Budget to Investor GP for approval.  Investor GP shall review all proposed amendments to the Operating Budget in the same manner as the Operating Budget.  Following delivery of any proposed amendment to an Operating Budget, Investor GP shall be required to approve or disapprove such proposed amendment to the Operating Budget no later than ten (10) Business Days after the date on which Operator GP has met with Investor GP regarding the proposed amendment.  If Investor GP disapproves or fails to approve a proposed amendment to the Operating Budget, Operator GP shall continue to use all reasonable efforts to comply with the Operating Budget in accordance with the foregoing provisions until a proposed amendment has been approved (subject to the availability of Partnership funds therefor).

(f)            Operator GP shall not be deemed to have made any guarantee or warranty of the fiscal estimations set forth in the Annual Business Plan or Operating Budget.  The parties acknowledge that the Annual Business Plan and Operating Budget is intended to set forth objectives and goals based on Operator GP’s best judgment of the facts and circumstances known by Operator GP at the time of preparation.

Section 8.2.            Management Fees.  The Partnership shall pay the property manager and the Ancillary Activities services provider under the Property Management Agreement and Ancillary Services Agreement, respectively, the fees and expenses set forth therein.  The General Partners hereby approve the property management fees and fees for administering the Ancillary Activities shall be equal to six percent (6%) of Operating Revenues of such Property, apportioned between property management activities and administering Ancillary Activities.  At Operator GP’s request, in the event that the payment of such fees create Bad REIT Income for YSI, then Investor Partners agree to make any modifications to the Property Management Agreement, Ancillary Services Agreement and/or this Agreement reasonably requested by Operator GP, provided that, in all cases, any such modifications will have no adverse consequences to either Investor Partner, as determined by Investor Partners, in their sole discretion.  Operator GP (or an

Affiliate of Operator GP) shall serve as the property manager under the Property Management Agreement and as the service provider under the Ancillary Services Agreement, unless and until removed as provided herein or otherwise agreed by the General Partners.

Section 8.3.            Special Expense Reimbursement.  In addition to the reimbursement for costs and expenses incurred by the property manager and Ancillary Activities service provider on behalf of the Partnership, the Partnership (or its Subsidiaries) shall reimburse Operator GP (or its Affiliate actually providing services) not more than an aggregate of $100,000 per year (prorated for any partial years) for all services provided to the Partnership (and/or all or any of its Subsidiaries) for all Properties, pertaining to call center expenses and corporate level accounting, and personnel costs for the preparation of the Partnership’s tax returns, audits and other accounting functions.  Such reimbursement shall be the only payment to the Operator Partners or their Affiliates in providing such services.  Operator GP (or its Affiliate actually providing services) shall handle all Partnership accounting functions using its internal personnel, except for the year-end audits and tax returns for the Partnership, which shall be prepared by the Partnership’s outside accountants, and the Partnership shall pay directly such outside accountants’ fees and costs (which shall not be included in calculating the $100,000.00 cap above) in performing such work upon presentation of proper invoices and supporting detail.

Section 8.4.            Contracts With Affiliates.

(a)           The Partnership (or its Subsidiaries, if any) expects to enter into agreements with Operator GP or its Affiliates from time to time, including the Property Management Agreement, Ancillary Services Agreement and Contribution Agreement.  Investor GP shall have the sole and exclusive right to direct, in good faith, the Partnership’s (or its Subsidiaries’) actions with regard to administering and enforcing each such agreement and any and all other contracts or arrangements between the Partnership or any Subsidiary, on one hand, and Operator GP or any Affiliate of Operator GP, on the other hand.  Except as otherwise expressly provided herein, neither the Partnership nor any Subsidiary shall enter into any other agreements, contracts or arrangements with Operator GP or any Affiliate of Operator GP or modify, amend or terminate the Property Management Agreement or any other contract, agreement or arrangement between the Partnership or its Subsidiaries and Operator GP or any Affiliate of Operator GP without the specific prior written approval of Investor GP.

(b)           The Partnership (or its Subsidiaries, if any) may also enter into agreements with Investor GP or its Affiliates from time to time, including the Contribution Agreement.  Operator GP shall have the sole and exclusive right to direct, in good faith, the Partnership’s (or its Subsidiaries’) actions with regard to administering and enforcing each such agreement and any and all other contracts or arrangements between the Partnership or any Subsidiary, on one hand, and Investor GP or any Affiliate of Investor GP, on the other hand.  Except as otherwise expressly provided herein, neither the Partnership nor any Subsidiary shall enter into any agreements, contracts or arrangements with Investor GP or any Affiliate of Investor GP, or modify, amend or terminate any contract, agreement or arrangement between the Partnership or its Subsidiaries and Investor GP or any Affiliate of Investor GP without the specific prior written approval of Operator GP.

Section 8.5.            Third Party Contracts.

(a)           The Partnership shall not enter into any agreement or other arrangement with any third party requiring the continued ownership, control, employment, or other involvement of Operator GP with the Partnership or the Properties or any Affiliate of Operator GP without the specific prior written consent of Investor GP.

(b)           The Partnership shall not enter into any agreement or other arrangement with any third party requiring the continued ownership, control, employment, or other involvement of either General Partner with the Partnership or the Properties or any Affiliate of a General Partner without the specific prior written consent of the other General Partner.

Section 8.6.            Property Management Agreement.  In connection with each Property, the Partnership or its Subsidiaries shall enter into a property management agreement (which is hereby approved by the General Partners) (the “Property Management Agreement”) with YSI Management LLC, a Delaware limited liability company, pursuant to which such property manager will provide property management and leasing services to the Partnership and its Subsidiaries.

Section 8.7.            Ancillary Services Agreement.  In connection with each Property, the Partnership or its Subsidiaries shall enter into a services agreement (which is hereby approved by the General Partners) (the “Ancillary Services Agreement”) with the TRS, pursuant to which the TRS will handle the sale of materials and supplies to tenants, the use of Partnership vehicles by tenants and other similar activities ancillary to the lease of space to a tenant (collectively, the “Ancillary Activities”).

Section 8.8.            Employees and Contractors.  The Partnership and all Subsidiaries shall conduct their business exclusively through the property manager, ancillary services provider and other independent contractors, and shall not hire or retain any employees at any time.  Operator GP shall supervise and administer all services rendered to the Partnership or a Subsidiary by independent contractors.  Except as otherwise provided in this Agreement, if the Property Management Agreement or Ancillary Services Agreement shall be terminated, Operator GP shall select qualified contractors approved by Investor GP, in its sole discretion, which are unaffiliated with any Partner to perform the management, leasing and other services required by the Partnership or a Subsidiary pursuant to the Property Management Agreement or Ancillary Services Agreement, as the case may be.

Section 8.9.            ERISA Matters.

(a)           The Partners shall use their reasonable commercial efforts to ensure that the Partnership qualifies as a “real estate operating Partnership” as defined in 29 CFR § 2510.3-101(c).

(b)           No Partner shall make any Capital Contributions with the “plan assets” of any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any “plan” within the meaning of Section 4975 of the Code.

Section 8.10.          REIT Matters.  Each Partner acknowledges that it has been advised that a direct or indirect member (or other equity holder) of each Partner has elected to be characterized as a “real estate investment trust” (each, the “Applicable REIT” ) pursuant to Section 856 of the Code and agrees that the business and affairs of the Partnership shall be managed with a view to minimizing (i) the amount of gross income received by the Partnership (directly or indirectly) that would not constitute (A) “rents from real property” as defined in Section 856 of the Code or (B) interest, dividends, gain from sales or other types of income, in each case, described in Section 856(c)(3) of the Code, (ii) the amount of any income received by the Partnership (directly or indirectly) from any “prohibited transactions” as defined in Section 857(b)(6)(B) of the Code (together with the income described in clause (i) of this sentence, “Bad REIT Income”) and (iii) the amount of assets held by the Partnership (directly or indirectly) that are not “real estate assets” or other types of assets described in  Section 856(c)(4)(A) of the Code (“Bad REIT Assets”).  The Partners agree that any Partner, to the extent applicable, shall be entitled to exercise any vote, consent, election or other right under this Agreement with a view to avoiding (or minimizing) the amount of Bad REIT Income or Bad REIT Assets of the Partnership or any material risk that the Applicable REIT could be disqualified as a real estate investment trust under the Code or could be subject to any additional taxes under Section 857 of the Code or Section 4981 of the Code, in each case, without regard to whether conducting the business of the Partnership in such manner would maximize either pre-tax or after-tax profit of the Partnership to a Partner which is not a real estate investment trust under the Code.  Without the prior written consent of the General Partners, the Partnership shall not knowingly (i) enter into any lease pursuant to which the determination of any rent to be received (directly or indirectly) by the Partnership depends in whole or in part on the income or profits of any person (other than amounts based upon a fixed percentage or percentages of receipts or sales); (ii) enter into any lease pursuant to which the Partnership shall receive (directly or indirectly) rents attributable to personal property except for a lease pursuant to which the personal property is leased in connection with the lease of real property and the rent attributable to the personal property for any taxable year does not exceed 15% of the total rent for such year; (iii) enter into any arrangement pursuant to which the Partnership would receive (directly or indirectly) any “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code; (iv) undertake any sales or dispositions of property as a dealer for federal income tax purposes which sales would be treated as “prohibited transactions” pursuant to Section 857(b)(6)(B)(iii) of the Code; (v) otherwise engage in any transaction which would, or likely would, result in the Partnership receiving more than a de minimis amount of Bad REIT Income or owning more than a de minimis amount of Bad REIT Assets.  In structuring Partnership transactions, both General Partners shall consider the use of taxable REIT subsidiaries to own portions of the Properties to minimize the impact of Bad REIT Income.

Section 8.11.          Insurance Matters.  Operator GP shall cause the Partnership to obtain and maintain insurance coverage for the Properties and other assets of the Partnership and its Subsidiaries, in such amounts and with such types of insurance coverage as set forth in the Annual Business Plan, or as otherwise approved by Investor GP.  Investor Partners acknowledge that Operator GP may be able to procure such insurance coverage as part of a broader policy procured by an Affiliate of the Operator Partners.  As long as the coverages and other terms and conditions of such insurance are consistent with the Annual Business Plan or otherwise approved by Investor GP, Investor Partners agree that such insurance may be provided as part of such broader policies.  Investor GP hereby approves the coverage existing as of the date hereof and procured by an Affiliate of the Operator Partners as satisfactory to meet Operator GP’s requirements under this Section 8.11, during the term of such coverage, provided that such approval is only with respect to the current coverage and is not intended to imply an approval of any renewal or an approval of any insurance requirements in subsequent Annual Business Plans.

Section 8.12.          YSI Creditor Action; Loss of Assets.  In the event of a claim or proceeding against the Partnership and/or either of the Investor Partners by a bankruptcy trustee or other third party in, or in connection with, a bankruptcy, insolvency or other creditors’ rights action or proceeding in which YSI, YSI LP, Operator LP, Operator GP or any of their Affiliates is a debtor, the result of which causes the Partnership to lose any right, title or interest in all or any of the Properties, or any of its other assets, then, in such case, any funds paid in exchange for such Properties or assets shall be immediately paid to the Partnership (and the Partners acknowledge that the same shall constitute Capital Proceeds).

ARTICLE IX

MEETINGS OF PARTNERS

Section 9.1.            Place of Meetings.  All meetings of the Partners shall be held at the principal office of the Partnership or, if the General Partners agree otherwise, at such other place within or without the State of Delaware as may be selected by the General Partners and set forth in the respective notice or waivers of notice of such meeting.

Section 9.2.            Meetings of Partners.  Meetings of the Partners shall be held at least annually and may be called by Operator GP or any other Partner.  Operator GP shall hold meetings with the other Partners through the Authorized Representatives to review and discuss the Partnership and Property performance from time to time to time as reasonably requested by any Partner.  So long as Operator GP is a General Partner of the Partnership, any Authorized Representative designated by Operator GP shall serve as chairperson of the meetings unless the General Partners determine otherwise.

Section 9.3.            Notice of Meetings of Partners.  Written notice stating the place, day and hour of the meeting shall be delivered not later than ten (10) nor earlier than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of Operator GP or other Partners, through the Authorized Representatives, to each Partner of record.  Notice of any meeting may be waived by the Partners.  If any Partner attends a meeting and participates in any business conducted at such meeting, such Partner will be deemed to have waived any objection such Partner may have had regarding the notice of such meeting.

Section 9.4.            Actions With or Without a Meeting and Telephone Meetings.  Notwithstanding any provision contained in this Article IX, all actions of the General Partners provided for herein shall be taken either at a meeting of the General Partners (and evidenced by written minutes thereof countersigned by an Authorized Representative of each General Partner) or by written consent without a meeting.  Any meeting of the General Partners may be held by means of a telephone conference.  Any action which may be taken by the General Partners without a meeting shall be effective only if a written consent (or consents) sets forth the action so taken, and is signed by the General Partners (which may take the form of confirmation by e-mail, except for Major Decisions which may not be confirmed by e-mail, but only by a formal written document, which document, however, may be delivered by e-mail).

Section 9.5.            Authorized Representatives of General Partners.  Each General Partner shall designate and appoint two (2) individuals to act as their authorized agents and representatives for purposes of this Agreement (the “Authorized Representatives”).  Each approval, consent and decision of a General Partner pursuant to this Agreement shall be made by at least one of its Authorized Representatives.  The approval of (i) each Annual Business Plan (including the Operating Budget), and (ii) each Major Decision shall be approved by the Authorized Representatives of each General Partner.  Investor GP or Operator GP, as the case may be, may replace one or both of its Authorized Representatives designated by such Partner by delivering written notice to the Partnership and the other Partners of the removal of such Authorized Representative and designating a new Authorized Representative. The Partners, Partnership and the Authorized Representatives may rely absolutely on the vote, consent, approval, disapproval or execution and delivery of any instrument by an Authorized Representative as having been fully authorized and approved by the General Partner so designating such individual as its Authorized Representative.  The initial Authorized Representatives are: (a) Operator GP - Dean Jernigan and Chris Marr; and (b) Investor GP - Brian Pieracci and David Perisho.

ARTICLE X

BOOKS AND RECORDS

Section 10.1.          Books and Records.  At all times during the existence of the Partnership, Operator GP shall cause the Partnership to keep at the Partnership’s principal office true and complete books of account, prepared on a consistent basis from year to year, including:  (a) a current list of the full name and business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports for the most recent five (5) years, (d) copies of this Agreement, all amendments to this Agreement and any financial statements of the Partnership for the five most recent years, and (e) all documents and information required under the Act.  The books and records of the Partnership shall be kept on the accrual method of accounting in accordance with U.S. GAAP consistently applied; provided that the Capital Accounts shall be maintained in accordance with Article XI.  Such books and records shall be available for examination and copying (and the Partnership shall, at its expense, make such copies and deliver them to any Partner who requests them at reasonable intervals) at such office by any Partner and its duly authorized representatives.  Such documents may also be examined at the Partnership’s office by any potential permitted transferee of a Partnership Interest or any portion thereof where a Partner authorizes such proposed transferee to examine the same in a writing addressed to Operator GP and copies of which are sent to all other Partners and such proposed transferee has executed and delivered to the Partnership a confidentiality agreement with provisions substantially identical to the provisions set forth in Section 18.13.  Any Partner, at its own expense, may cause an audit of the books and records of the Partnership during regular business hours and shall furnish a written report thereof to the other Partners.  Operator GP shall cause the Partnership to furnish promptly to the Partners such other information bearing on the financial condition and operations of the Partnership or the status of the Properties as any Partner from time to time may reasonably request.

Section 10.2.          Accounting Basis for Tax Reporting Purposes; Fiscal Year.  The books and records of the Partnership shall be kept on the accrual method of reporting on a basis consistent with U.S. federal tax accounting rules.  The Fiscal Year (“Fiscal Year”) of the Partnership shall end on December 31.  Any change to the Fiscal Year shall be agreed upon by the General Partners.

Section 10.3.          Reports.

(a)           Not later than thirty-five (35) days after the end of each Fiscal Year, Operator GP shall cause the Partnership (or the Partnership’s accountants) to prepare and send to each Partner an unaudited statement of operations, balance sheet, statement of cash flows, statement of changes in Partners’ equity for that Fiscal Year, schedule of capital expenditures and calculation of capital expenditures per rentable square foot of each Property for that Fiscal Year.    Not later than fifty (50) days after the end of each Fiscal Year, Operator GP shall cause the Partnership (or the Partnership’s accountants) to prepare and send to each Partner a statement of operations, a balance sheet, a statement of cash flows and a statement of changes in Partners’ equity (which financial statements shall be audited and certified by the Partnership’s auditors).

(b)           In no event later than the fifteenth (15th) day of each calendar month, Operator GP shall cause the Partnership to prepare and send to each Partner the reports identified in Schedule 10.3(b)(i), along with electronic data downloads established by Investor GP to facilitate the automatic and electronic transmission of financial data; provided, however, that in the months that follow the end of each fiscal quarter (i.e. January, April, July and October) the Operator GP shall cause the Partnership to prepare and send to each Partner the operating statement, balance sheet, and leasing data of the Partnership by the tenth (10th) day of the calendar month.  The procedure for data transmission as of the Effective Date is set forth in Schedule 10.3(b)(ii).  Investor GP may request reasonable modifications to such procedures and parameters at any time and, provided such modifications can be made without material cost to Operator GP, then Operator GP shall promptly comply with any such requests.

(c)           Operator GP shall certify that all such financial statements are accurate in all material respects. Operator GP shall cause the Partnership to provide promptly any additional information that any Partner may reasonably request so that it may fully understand the financial performance of the Partnership and the Properties.

(d)           Operator GP shall report to the Partners, with each monthly report provided pursuant to Section 10.3(b), both the outstanding principal amount and any accrued, but unpaid, interest with respect to any indebtedness of the Partnership (by creditor), if any, all calculated as of the last day of the previous calendar month.

Section 10.4.          Returns and Other Elections.  Operator GP (together with the Partnership’s accountants) shall cause the preparation and timely filing of all tax returns required to be filed by the Partnership and each Subsidiary pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Partnership or any Subsidiary does business.  The Partners agree that the Partnership shall be taxed as a partnership.  Within seventy-five (75) days after the end of each Fiscal Year, and in any event, at least fifteen (15) days prior to the filing thereof, Operator GP shall cause (or cause the Partnership’s accountants to cause) a draft of each federal, state and local tax return of the Partnership and each of its Subsidiaries (collectively, the “Tax Returns”) to be delivered to the Partners for their approval, together with such other tax information as shall be reasonably necessary for the preparation by each Partner of its federal, state and local income tax returns.  The Partners shall approve or disapprove of the Tax Returns no later than ten (10) days after the date on which the draft Tax Returns are delivered to the Partners by providing written notice to Operator GP.  To be effective, any notice which disapproves a draft tax return must contain specific line item objections thereto in reasonable detail.  Any Partner who fails to provide any such written notice within the ten-day period shall be deemed to have approved the Tax Returns as submitted.  Operator GP shall have the right to cause the Partnership to withhold and pay to any applicable governmental tax collecting authority or agency any federal or state income or other tax required or permitted to be withheld by the Partnership pursuant to any Governmental Requirements, and shall promptly request an appropriate extension if the Partners do not approve (or are deemed to have approved) a draft tax return prior to its due date.  Any withheld amount shall be deemed to have been distributed or paid to the Partner with respect to whom such amounts have been withheld.  Operator GP shall provide to each Partner, upon request, information with respect to each Property in such a manner that each Partner requesting such information would be able to calculate the Profits and Losses of the Partnership on a Property by Property basis.

Section 10.5.          Tax Matters Partner.  Operator GP shall be the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code.  Operator GP shall take such action as may be necessary to cause each Partner to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.  Operator GP shall inform each Partner of all significant matters that it receives written notice of (or of which it otherwise becomes aware) in its capacity as “tax matters partner” by giving notice thereof within five (5) Business Days after Operator GP received such written notice (or becomes aware) and, within that time, shall forward to each Partner copies of all significant written communications it may receive in that capacity.  The tax matters partner shall keep the Partners fully apprised of any action required to be taken or which may be taken by the tax matters partner for the Partnership and shall not take any such action in contravention of Section 8.10.  The expenses, if any, that Operator GP incurs in fulfilling its covenants pursuant to this Section 10.5 shall be the expenses of the Partnership, subject, however, to the provisions of Section 8.3.

Section 10.6.          Accountants.  The General Partners have agreed that the Partnership shall retain KPMG, LLP (or such other firm of independent certified public accountants as the General Partners shall designate) to perform the financial and tax reporting functions specified in this Agreement, including the preparation of Tax Returns.  Operator GP shall cause the Partnership’s accountants to cooperate with each Partner’s accountants, including answering queries and providing copies of invoices, contracts and other Partnership-related materials.  Notwithstanding anything to the contrary hereunder, Operator GP shall not be in breach of any of its obligations under Section 10.3(a) or Section 10.4 if Operator GP timely delivers to the Partnership’s accountants all information required or reasonably requested by the Partnership’s accountants to comply with the Partnership’s obligations hereunder and uses all commercially reasonable efforts to cause the Partnership’s accountants to produce the reports required by Section 10.3(a) and prepare and timely file the Tax Returns required by Section 10.4.

Section 10.7.          Environmental Investigations.  Operator GP shall promptly notify Investor GP if Operator GP receives written notice or otherwise becomes aware of any discharge of contaminants at any Property or any other circumstances or condition which indicates that any Property is not in compliance with all applicable environmental laws and regulations.  If any General Partner reasonably determines, on the basis of such notice, that it is appropriate to undertake investigations regarding the compliance of any Property and the activities at the Property with applicable environmental laws, or the existence of and potential for contamination, such Partner may require that the Partnership conduct such investigation (and the Operating Budget shall be deemed to be amended to include the reasonable costs thereof).  The results of any such investigation shall be provided to the General Partners promptly after receipt by the Partnership or a Subsidiary.

ARTICLE XI

ALLOCATIONS AND TAX MATTERS

Section 11.1.          Capital Accounts.  A separate capital account (each a “Capital Account”) shall be maintained for each Limited Partner in accordance with Section 704(b) of the Code and the following principles:

(a)           To each Partner’s Capital Account there shall be credited the amount of cash and the Gross Asset Value of any asset transfer by the Partner to the Partnership as a Capital Contribution, such Partner’s allocated share of Profits, any items in the nature of income or gain which are specially allocated pursuant to this Agreement and which would otherwise be included in the computation of Profits and Losses, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property of the Partnership distributed to such Partner.

(b)           From each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property of the Partnership distributed to such Partner pursuant to any provision of this Agreement, such Partner’s allocated share of Losses, any items in the nature of expenses or losses which are specially allocated pursuant to this Agreement and which would otherwise be included in the computation of Profits and Losses, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(c)           In determining the amount of any liability for purposes of this Section 11.1, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(d)           The Capital Accounts of the Partners shall be adjusted to reflect a revaluation of Partnership property made pursuant to the definition of Gross Asset Value; provided that any adjustments hereunder shall be made in accordance with and to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f), and (g).

(e)           Upon a transfer of any Partnership Interest or portion thereof in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest or portion thereof.

(f)            The foregoing provisions of this Section 11.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  The General Partners shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

Section 11.2.          Allocation of Operating Profits and Operating Losses.  After giving effect to the special allocations set forth in Section 11.4, Operating Profits and Operating Losses for any Fiscal Year shall be allocated to the Partners in the following manner.

(a)           Operating Profits shall be allocated to the Partners as follows:

(i)            First, to the Partners to the extent of, and in proportion to, all distributions previously made to the Partners pursuant to Section 5.2(b) through Section 5.2(j) and not yet matched to an allocation of Operating Profit pursuant to this Section 11.2(a.)(i); and

(ii)           Thereafter, 50% to Investor LP and 50% to Operator LP.

(b)           Operating Losses shall be allocated 50% to Investor LP and 50% to Operator LP.

Section 11.3.          Allocation of Capital Transaction Profits and Capital Transaction Losses.  After giving effect to the special allocations set forth in Section 11.4, Capital Transaction Profits and Capital Losses shall be allocated to the Partners such that each Partner’s Capital Account equals (to the fullest extent possible) that Partner’s Target Account.

Section 11.4.          Special Regulatory Allocations.  The allocations set forth in Section 11.2 and 11.3 are intended to allocate Profits and Losses to the Partners in compliance with the requirements of section 704(b) of the Code and the Regulations promulgated thereunder.  If the General Partners reasonably determines that the allocation of Profits or Losses for any period pursuant to the provisions of Section 11.2 and 11.3 does not satisfy either the “substantial economic effect safe harbor” test or “partners interest in a partnership” test of Section 704(b) of the Code or the Regulations promulgated thereunder (including the minimum gain and partner minimum gain chargeback requirements of Section 1.704-2 of the Treasury Regulations and the qualified income offset requirement of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations), then notwithstanding anything to the contrary contained in this Agreement, items otherwise included in the computation of Profits and Losses shall be specially allocated in such manner as the General Partners shall reasonably determine to be required by Section 704(b) of the Code and the Treasury Regulations promulgated thereunder; provided, however, that, if the General Partners exercise its authority to make such allocations, then, notwithstanding the other provisions of this

Article XI, but subject to Section 704(b) of the Code and the Regulations promulgated thereunder, the General Partners shall reallocate other items of income, gain, deduction, loss, or other items otherwise included in the computation of Profit or Loss among the Partners so as to cause the Partners’ respective separate Capital Accounts to have balances (or as close thereto as possible) they would have if Profit and Loss and all other items of income, gain, deduction or loss were allocated without reference to the allocations permitted by this Section 11.4.

Section 11.5.          Tax Allocations; Code Section 704(c).  For U.S. federal, state and local income tax purposes, items of taxable income, deduction, gain, loss or credit shall be allocated among the Partners in the same manner as their corresponding book items were allocated pursuant to Partnership income, gain, loss, deduction or expense (or any item thereof) for each Fiscal Year except as otherwise required by §704(c) of the Code and the Regulations promulgated thereunder (which generally require that in the event that the value of any item of Partnership property as reflected on its books differs from its adjusted tax basis upon contribution or revaluation, that tax allocations of income, gain, loss and deduction relating thereto be shared among the Partners in a manner that takes into account the variation between such book value and adjusted tax basis).  Any elections or other decisions relating to §704(c) allocations shall be made by mutual agreement of the General Partners provided, however, that the Partnership shall use the “traditional method” as described in the Regulations promulgated under Section 704(c) of the Code in applying Section 704(c) to the tax allocations attributable to the Operator Initial Contribution.

Section 11.6.          Reporting.  The Partners shall be bound by the provisions of this Article XI in reporting their shares of Partnership income and loss for income tax purposes.

Section 11.7.          Tax Elections.  The following elections shall be made on the appropriate returns of the Partnership:

(a)           to adopt the calendar year as the Fiscal Year;

(b)           if there is a distribution of Partnership property as described in Section 734 of the Code or if there is a transfer of a Partnership Interest as described in Section 743 of the Code (including in the case of the transfer of Partnership Interests from Operator LP to Investor LP occurring concurrently herewith, as more fully described in the recitals to this Agreement), upon written request of any Limited Partner, to elect, pursuant to Section 754 of the Code, to adjust the basis of Partnership properties;

(c)           to amortize the organizational expenses of the Partnership ratably over a period of 15 years or as otherwise permitted by Section 709(b) of the Code; and

(d)           if necessary to cause Sections 6221 through 6234 of the Code to apply to the Partnership, the election pursuant to Section 6231(a)(1)(B)(ii) of the Code to have Section 6231(a)(1)(B)(i) of the Code not to apply.

No election shall be made by the Partnership or any Limited Partner to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 11.8.          Allocations on Transfer of Interests.  All items of income, gain, loss, deduction, and credit allocable to any interest in the Partnership that may have been transferred shall be allocated between the transferor and the transferee as based upon that portion of the calendar year during which each was recognized as owning such interest in accordance with a method permissible under Section 706 of the Code and the Treasury Regulations thereunder and elected by mutual agreement of the General Partners.

Section 11.9.          No Deficit Restoration by Partners.  Notwithstanding anything to the contrary in this Agreement, no Partner shall be required to contribute capital to the Partnership to restore a deficit balance in its Capital Account upon liquidation or otherwise.

Section 11.10.        Withholding.  Each General Partner is authorized and directed to withhold from payments, distributions or allocations to any other Partner and to pay over to any Governmental Authority any amount required to be withheld pursuant to the Code or any other Governmental Requirements, including Governmental Requirements relating to money laundering and terrorism, with respect to any payment, distribution or allocation to the Partnership or such other Partner and shall allocate any such amounts to such other Partner with respect to which such amount was withheld.  All amounts so withheld shall be treated as amounts paid or distributed to such other Partner and shall reduce the amount otherwise payable or distributable to such other Partner for all purposes of this Agreement.

ARTICLE XII
COMPLIANCE WITH LAW

Section 12.1.          Warranties and Representations— Operator Partners.  As a material inducement to Investor Partners’ execution and delivery of this Agreement, Operator Partners represent, warrant, covenant and agree to and with the Partnership and Investor Partners that:

(a)           Each Operator Partner and YSI (x) are in compliance with and shall comply with all OFAC Laws and Regulations, and (y) have not knowingly done, and shall not knowingly do, business or engage in any financial transaction with a Prohibited Person (it being acknowledged that any breach of this clause (y) shall constitute a material breach of this Agreement by the Operator Partners that is subject to cure within ninety (90) days).

(b)           Neither Operator Partner nor YSI nor any of their respective (i) officers, (ii) directors or trustees, or (iii) managers, any of which control (as determined under OFAC Laws and Regulations) the operations of either Operator Partner, YSI,  the Partnership, or a Property, is now or shall at any time be a Prohibited Person or a Person with whom a Financial Institution or any other Person of the United States of America or any of the several states is prohibited from transacting business of the type contemplated by this Agreement under OFAC Laws and Regulations (it being acknowledged that any breach of this Section 12.1(b) shall constitute a material breach of this Agreement by the Operator Partners that is subject to cure within ninety (90) days).

(c)           Each Operator Partner and YSI (a) are in compliance with the Patriot Act, the Bank Secrecy Act, any other law of similar import applicable to Financial Institutions, and any regulations promulgated under any of them, and (b) meet the minimum requirements for anti-money laundering programs established by any other applicable Governmental Requirements.

(d)           Each Operator Partner and YSI have taken and shall continue to take all reasonable steps to implement all policies and procedures that are reasonably necessary to ensure that it is in compliance with all Governmental Requirements applicable to the Operator Partners or YSI, including those Governmental Requirements relating to the prevention of money laundering and anti-terrorism.

(e)           As of the Effective Date and immediately prior to the execution of this Agreement:

(i)            There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of redemption, subscriptions, claims, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Partnership Interests or other equity interests of the Partnership.

(ii)           No Partnership Interests or other equity interests in the Partnership have been issued except to the Partners pursuant to the Prior Agreement, as amended by this Agreement.

(iii)          Except as expressly described in this Agreement, the Partnership is not party to or bound by any agreement or contract, has not conducted any business and has no liabilities or obligations of any kind whatsoever.

Section 12.2.          Warranties and Representations — Investor Partners.  As a material inducement to Operator Partners’ execution and delivery of this Agreement, Investor Partners represent, warrant, covenant and agree to and with Operator Partners and the Partnership as follows:

(a)           Each Investor Partner (x) is in compliance with and shall comply with all OFAC Laws and Regulations, and (y) has not knowingly done, and shall not knowingly do, business or engage in any financial transaction with a Prohibited Person (it being acknowledged that any breach of this clause (y) shall constitute a material breach of this Agreement by Investor Partners that is subject to cure within ninety (90) days).

(b)           Neither Investor Partner nor any of their respective (i) officers, (ii) directors or trustees, or (iii) managers, any of which control (as determined under OFAC Laws and Regulations) the operations of either Investor Partner, the Partnership or a Property is now or shall at any time be a Prohibited Person or a Person with whom a Financial Institution or any other Person of the United States of America or any of the several states is prohibited from transacting business of the type contemplated by this Agreement under OFAC Laws and Regulations (it being acknowledged that any breach of this Section 12.2(b) shall constitute a material breach of this Agreement by Investor that is subject to cure within ninety (90) days).

(c)           Each Investor Partner (or their controlling principals or investment advisors) has established an anti-money laundering and customer identification program reasonably designed to (x) prevent Investor Partners from being used to launder money or finance terrorist activities,

(y) achieve compliance with the Patriot Act, the Bank Secrecy Act, any other law of similar import applicable to Financial Institutions, and any regulations promulgated under any of them, and (z) meet the minimum requirements for anti-money laundering programs established by any other applicable Governmental Requirements.

(d)           Each Investor Partner has taken and shall continue to take all reasonable steps to implement all policies and procedures that are reasonably necessary to ensure that such Investor Partner is in compliance with all Governmental Requirements applicable to such Investor Partner, including those Governmental Requirements relating to the prevention of money laundering and anti-terrorism.

Section 12.3.          Transfers and Compliance.  If, upon or after any Transfer, the Partner to which the Transfer relates is, as a result of such Transfer, not ultimately controlled by Heitman or YSI, as a condition precedent to such Transfer, the Partner to which the Transfer relates shall execute and deliver a Compliance Certificate.  No such Transfer shall be effective unless and until a Compliance Certificate is so delivered, and any such purported Transfer where a Compliance Certificate is required but is not so delivered shall be deemed an Unpermitted Transfer hereunder.  In connection with any such Transfer or Encumbrance of any direct or indirect ownership interest in any Partner (excluding any Transfer or Encumbrance by or in a Passive Interest Holder), the Partner to which the Transfer or Encumbrance relates shall make such reasonable investigations to confirm that any such transferee and each owner of a direct or indirect interest in such transferee (other than Passive Interest Holders) is not (i) a Prohibited Person, (ii) included on any Government Lists, (iii) a Person who has been determined by competent authority to be subject to the prohibitions contained in any of the OFAC Laws and Regulations, (iv) to such transferring Partner’s knowledge, a Person who has been previously indicted for or convicted of any felony for a crime of moral turpitude or dishonesty or for any Terrorism Law Offenses, and (v) if such Person is a Financial Institution, whether the transferee complies with the requirements of a Financial Institution under the Patriot Act, the Bank Secrecy Act, any other law of similar import applicable to Financial Institutions, and any regulations promulgated under any of them.

Section 12.4.          Compliance.

(a)           Operator GP shall use its good faith and commercially reasonable efforts to cause the Partnership, each of the Subsidiaries and, as it relates to the Partnership or its Subsidiaries, each Property Manager to conduct their respective businesses in accordance with OFAC Laws and Regulations and all applicable Governmental Requirements, including those relating to money laundering and terrorism.  Operator GP shall not knowingly allow the Partnership or its Subsidiaries to do business or engage in a financial transaction with any Prohibited Person (it being acknowledged that any breach of the previous sentence shall constitute a material breach of this Agreement by Operator GP that is subject to cure within ninety (90) days);

(b)           Investor GP shall have the right to audit the Partnership’s and its Subsidiaries’ and, as it relates to the Partnership or its Subsidiaries, each Property Manager’s compliance with the OFAC Laws and Regulations and all applicable Governmental Requirements having jurisdiction over the Partnership and the Subsidiaries and their respective properties and assets, including those relating to money laundering and terrorism.  In the event that the Partnership or any Property Manager fails to comply with the OFAC Laws and Regulations or any such Governmental Requirements, then Investor GP may, at its option and after notice to Operator GP, cause the Partnership to comply therewith and any and all reasonable costs and expenses incurred by Investor Partners in connection therewith shall be deemed Additional Capital Contributions by Investor LP to the Partnership and shall be credited to Investor LP’s Capital Account as of the date any such costs or expenses were so incurred.

(c)           In connection with any purchase of any property or the sale, other transfer or lease of all or any portion of the properties or assets of the Partnership or its Subsidiaries, the Partnership shall comply, in all material respects, with all Governmental Requirements, including the OFAC Laws and Regulations.

ARTICLE XIII

TRANSFER OF PARTNERSHIP INTERESTS

Section 13.1.          Restrictions on Transfer of Interest of and in a Partner.

(a)           Except as otherwise set forth in this Article XIII, unless the General Partners consent (which consent shall be in the sole discretion of each General Partner), a Partner shall not (i) withdraw or retire from the Partnership, (ii) substitute any Person in its stead or make an assignment, transfer, exchange, or other disposition, voluntarily, involuntarily or by operation of law (collectively, a “Transfer”) of all or any portion of or any interest (direct or indirect) in its Partnership Interest, or (iii) pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (an “Encumbrance”) all or any portion of or any interest (direct or indirect) in its Partnership Interest, including a transfer, assignment, hypothecation or pledge of its Financial Rights, including any right to receive distributions from the Partnership, or Management Rights.  Any attempted Transfer or Encumbrance of all or any portion of a Partnership Interest, other than strictly in accordance with the applicable provisions of this Article XIII, shall be void ab initio and of no force or effect whatsoever.  In addition, any Transfer or Encumbrance of a direct or indirect ownership or beneficial interest in a Partner shall be included within the meaning of, and shall be deemed to be a Transfer or Encumbrance by such Partner and prohibited by the first sentence of this Section 13.1(a).

(b)           Notwithstanding anything to the contrary contained herein, but subject always to Section 12.3, the following Transfers or Encumbrances shall be permitted without any consent of the General Partners being required:

(i)            The Transfer or Encumbrance of direct or indirect interests in either Investor Partner, provided that: (A) Heitman remains at all times in control, directly or indirectly of Investor Partners, except to the extent that Heitman’s control is eliminated by (1) the involuntary removal of Heitman (or any successor Affiliate of Heitman) as manager/managing member of Heitman American Real Estate Trust, LLC or (2) the involuntary removal of Heitman American Real Estate Trust, LLC (or any successor Affiliate of Heitman) as the general partner of Heitman American Real Estate Trust, L.P., in either of which cases such control requirement of this clause (A) shall be deemed eliminated; and (B) Investor GP delivers prompt written notice to Operator GP of any such Transfer or Encumbrance (excluding any such Transfer or Encumbrance by a Passive Interest Holder in an Investor Partner), together with any supporting documentation or information reasonably requested by Operator GP; and

(ii)           The Transfer or Encumbrance of direct or indirect interests in either Operator Partner, provided that (A) YSI remains at all times the direct or indirect majority owner of, and in direct or indirect control of, YSI LP, (B) YSI LP remains at all times the direct or indirect sole owner of, and in direct or indirect control of, such Operator Partner, (C) no YSI Change in Control occurs as a result of such Transfer or Encumbrance (or could occur if the holder of the Encumbrance exercises its rights with respect thereto to take over the collateral securing such Encumbrance), and (D) Operator GP delivers to Investor GP prompt written notice of such Transfer (excluding any such Transfer or Encumbrance by a Passive Interest Holder in an Operator Partner), together with any supporting documentation or information reasonably requested by Investor GP.

(c)           Notwithstanding anything to the contrary contained herein, unless the General Partners consent (which consent shall be in the sole discretion of each General Partner), no Partner may Transfer or grant an Encumbrance on all or any portion of its Partnership Interest if such Transfer or Encumbrance would:

(i)            cause the Partnership or any Subsidiary to lose its status as a partnership for U.S. federal income tax purposes;

(ii)           violate any federal securities laws or any applicable state securities laws (including suitability standards);

(iii)          cause the Partnership to qualify as a “publicly traded partnership,” as that term is defined in the Code; or

(iv)          cause the status of either Applicable REIT as a “real estate investment trust” pursuant to Section 856 of the Code to be materially adversely affected.

(d)           Intentionally Omitted.

(e)           Notwithstanding anything to the contrary contained in this Agreement, in the event of an Unpermitted Transfer to which the General Partner does not consent, then any such Unpermitted Transfer shall be void ab initio and of no force and effect whatsoever, subject, however to the provisions of subsection (f) below to the contrary.

(f)            If the Unpermitted Transfer is the result of a YSI Change in Control, such Unpermitted Transfer shall not be void but, in lieu thereof, for a period of twelve (12) months after Investor GP has received written notice of such YSI Change in Control, Investor GP may exercise any or all of the Removal Remedies.

Section 13.2.          Intentionally Omitted.

Section 13.3.          Marketing Right.

(a)           In the event of (i) the existence of a Major Dispute after the end of the Lockout Period, or after the expiration of the Lockout Period for any other reason (or no reason), or (ii) the occurrence of an Event of Default by a Partner under this Agreement during or after the end of the Lockout Period, including pursuant to this Section 13.3 or pursuant to Section 13.4 or 13.5 regarding a Partner’s failure to consummate the transaction described herein or therein, then (A) in the case of an occurrence described in clause (i) above, any General Partner may exercise the rights to initiate the provisions of this Section 13.3 (the “Marketing Right”) to market itself, or require Operator GP to market, all of the Properties for sale, and (B) in the case of an occurrence described in clause (ii) above, if the Defaulting Partner is an Operator Partner then only the Investor GP may exercise the Marketing Right, and if the Defaulting Partner is an Investor Partner then only the Operator GP may exercise the Marketing Right.  A General Partner may exercise its Marketing Right by sending the other General Partner a written notice (the “Marketing Notice”) which states that the first General Partner (the “Triggering Partner”) is exercising the Marketing Right.  The other General Partner shall be referred to as the “Non-Triggering Partner”.  If the Triggering Partner is Investor GP, then (1) the Marketing Notice shall specify whether Investor GP will be marketing the Properties itself or requiring the Operator GP to market the Properties; (2) the marketing efforts by Investor GP may begin promptly after delivery of the Marketing Notice (and if Operator GP is to conduct such marketing, then such marketing efforts shall begin promptly after delivery of the Marketing Notice), and (3) any time prior to the time that Investor GP (or Operator GP), on behalf of the Partnership, enters into a letter of intent or other written offer or agreement with a prospective purchaser that contains at least the purchase price, contingencies, diligence and title review periods and requirements, if any, and the closing date of the proposed purchase of the Properties (a “Written Purchase Offer”), Operator Partners may, by written notice from Operator GP to Investor GP (the “Redemption Notice”), exercise the right (the “Redemption Right”) to cause the Partnership to redeem the Investor Partners’ Partnership Interests in accordance with the provisions of subsection (g) of this Section 13.3.  If the Triggering Partner is Operator GP, then: (A) within ninety (90) days after the delivery of the Marketing Notice, the General Partners shall begin the marketing of the Properties by jointly procuring, on or before the end of such 90-day period, from an independent broker reasonably acceptable to the General Partners, a statement setting forth an estimated range of the sale price for the Properties, sold together as an entire portfolio, and (B) within thirty (30) days after receipt of such independent broker statement (the “Response Period”), the Investor Partners may, by notice from the Investor GP to the Operator GP (the “Marketing Right Offer”), offer to acquire the Properties at an all-cash price determined by the Investor GP, in its sole discretion, which price may be outside the range set forth in the independent broker statement (the “Marketing Right Offer Price”).  If the General Partners cannot agree upon an independent broker to provide a statement setting forth an estimated range of the sale price for the Properties, Investor GP shall designate such broker.  Any Marketing Right Offer shall be reviewed by Operator GP in accordance with Section 13.3(b) below.

(b)           Within thirty (30) days after the Operator GP’s receipt of a Marketing Right Offer, Operator GP, by written notice to Investor GP, may either (i) accept Investor GP’s Marketing Right Offer, in which case the Partnership shall sell and transfer, or cause to be sold and transferred, the Properties to Investor Partners (or an Entity or Entities designated by Investor GP) at the Marketing Right Offer Price in accordance with Section 13.3(h) and (j) or

(ii) reject the Investor Partners’ Marketing Right Offer.  If Operator GP fails to deliver either such notice within such time, then it shall be deemed to have elected to accept the Marketing Right Offer in accordance with clause (i) above.

(c)           If (i) Operator GP rejects Investor GP’s Marketing Right Offer or (ii) Investor GP has not made a Marketing Right Offer prior to the expiration of the Response Period, then Operator GP may offer the Properties for sale to bona fide third parties on behalf of the Partnership on such terms and conditions as Operator GP determines to be reasonable for a period of up to one hundred and eighty (180) days after the expiration of the Response Period (the “Sale Period”).

(d)           If Operator GP offers the Properties for sale pursuant to Section 13.3(c) and, prior to the end of the Sale Period, (i) obtains a bona fide offer to purchase the Properties from a third-party purchaser not affiliated with Operator GP, pursuant to a Written Purchase Offer, (ii) such offer is at a price above the Market Right Offer Price and (iii) such offer is from the bidder presenting the highest offer, then, in such case, Operator GP shall have an additional period of ninety (90) days after the Sale Period in which to cause the Partnership to consummate such sale of the Properties on the terms set forth in such Written Purchase Offer and such other terms and conditions determined to be customary and reasonable by the General Partners.  If, on the other hand, the third-party offer price, as set forth in such Written Purchase Offer for the Properties is less than or equal to the Marketing Right Offer Price, Investor Partners may, at their option, by written notice from Investor GP to Operator GP, elect either (A) to purchase the Properties at such third-party offer price, as set forth in such Written Purchase Offer and such other terms and conditions determined by the General Partners to be customary and reasonable, or (B) consent to the sale by the Partnership of the Properties at such third-party offer price and on such other terms and conditions determined to be customary and reasonable by the General Partners, such election to be made within fifteen (15) Business Days after Operator GP notifies Investor GP of the price and other terms and conditions of such third party offer (and supplies to Investor GP such Written Purchase Offer and any other related information or documentation reasonably requested by Investor GP).  If Investor Partners fail to make an election within such 15-Business Day period, they will be deemed to have elected to consent to the sale by the Partnership in accordance with clause (B) above.

(e)           If, within the Sale Period, Operator GP is unable to obtain a bona fide offer from a third party not affiliated with the Operator GP to purchase the Properties, or if after having obtained such an offer, such sale is not consummated within ninety (90) days after the expiration of the Sale Period, then the Marketing Right shall lapse, and a Triggering Partner must exercise the Marketing Right again, if desired and then permitted to do so, by sending the Marketing Right Notice pursuant to Section 13.3(a).

(f)            Except as otherwise provided in Section 13.3(k), in the event of an actual sale of the Properties (and not a redemption or sale of Partnership Interests) pursuant to this Section 13.3, whether to the Non-Triggering Partner or otherwise, the sale will be treated as a sale by the Partnership, and the Capital Proceeds resulting therefrom shall be distributed accordingly.

(g)           If Operator GP exercises the Redemption Right pursuant to subsection (a) above, Operator Partners, at Operator Partners’ sole cost and expense, shall cause the Partnership to redeem the Investor Partners Partnership Interests in exchange for a payment to Investor LP of an amount (the “Redemption Price”), that when added to all prior distributions to Investor LP will result in Investor LP having received a return of all of its Unreturned Capital Contributions, plus the Investor 12% Return.  Such redemption (including the payment of the Redemption Price) shall be completed by Operator Partners no later than thirty (30) days after the delivery of the applicable Redemption Notice.

(h)           If either (i) Investor GP makes a Marketing Right Offer that is accepted by Operator GP, or (ii) Investor GP elects to purchase the Properties at the third-party offer price after it is determined such price is less than or equal to the Marketing Right Offer Price (or the alternative structure to purchase the interest in the Properties is utilized, as described in subsection (k) below), then, in either such case, Investor Partners shall be irrevocably obligated to purchase, and the Partnership shall be irrevocably obligated to sell, the Properties at the Marketing Right Offer Price or third party price, as the case may be (subject to the provisions of subsection (k)), within forty-five (45) days after Operator GP’s acceptance or deemed acceptance of the Marketing Right Offer or Investor GP’s election to purchase the Properties, as the case may be.  Investor Partners, within five (5) Business Days after Operator GP accepts the Marketing Right Offer or Investor GP elects to purchase the Properties, shall, using Investor Partners’ own funds, deposit into escrow, with an escrow agent selected by Investor GP, but not an Affiliate of Investor GP, and reasonably acceptable to Operator GP, an earnest money deposit in an amount equal to two percent (2%) of the Marketing Right Offer Price, or third party offer price, whichever is applicable.  If Operator GP exercises the Redemption Right pursuant to subsection (a) above, then Operator Partners shall be irrevocably obligated to cause the Partnership to redeem Investor Partners’ Partnership Interest and Investor Partners shall be irrevocably obligated to transfer their Partnership Interests to the Partnership, all within thirty (30) days after Operator GP exercises the Redemption Right.  Operator Partners, within five (5) Business Days after Operator GP exercises the Redemption Right, shall, using Operator Partners’ own funds, deposit into escrow, with an escrow agent selected by Operator GP, but not an Affiliate of Operator GP, and reasonably acceptable to Investor GP, an earnest money deposit in an amount equal to two percent (2%) of the Redemption Price.

(i)            During the period that the Properties are being marketed, the Triggering Partner or Operator GP, as the case may be, agrees to exercise reasonable efforts to keep the Non-Triggering Partner informed of the status of the marketing process, and each party agrees to cooperate reasonably with the other in bringing about a sale of the Properties as provided herein (to the extent that the Properties are required to be marketed).  All costs associated with the marketing and sale of Properties pursuant to this Section 13.3 shall be an expense of the Partnership.  The Triggering Partner, or Operator GP if so directed, shall, in a commercially reasonable and reasonably effective manner, market all of the Properties in a single portfolio sale, and shall, in all cases, secure the services of a full-service, third-party national brokerage company (or broker specializing in self-storage, with national experience) to assist the Triggering Partner, and/or Operator GP, as the case may be, with the marketing of the Properties.

(j)            Any purchase or redemption price payable by Investor Partners or Operator Partners (or their designated Entity or Entities), or the Partnership, under this Section 13.3 shall be payable in cash, by wire transfer of immediately available funds, at the closing of the applicable purchase or redemption.  At any closing of the sale of the Properties or other interests in the Properties pursuant to this Section 13.3, the Partners shall (i) execute and deliver, and shall cause the Partnership to execute and deliver, any and all deeds, assignments, and other closing documents as may be reasonably necessary to consummate any such sale and (ii) shall prorate revenue and expenses in a manner consistent with custom and practice for typical sales of such properties (and in the event of any dispute between the Partners over the proper method of, or custom and practice for, such prorations, then such prorations shall be computed using accrual method accounting).  Any transfer or similar taxes and other expenses related to the sale of the Properties (or other interests) that are not paid by the purchaser (pursuant to contract or local custom) shall be an expense of the Partnership.  The Partners shall provide each other with such evidence of their respective authority to consummate the transactions described in this Section 13.3 and such tax lien waivers and similar instruments as the other Partners may reasonably request.

(k)           If either (i) Investor GP makes a Marketing Right Offer for the Properties and such offer is accepted by Operator GP, or (ii) Investor GP elects to purchase the Properties at the third-party offer price after its determined such price is less than or equal to the Marketing Right Offer Price, then, in either such case, the transaction may, at the option of either the Operator GP or Investor GP, be effected by the transfer and assignment of Operator Partners’ entire Partnership Interests in the Partnership (in lieu of the transfer of the Properties) and, in such case, Operator Partners shall transfer their entire Partnership Interests to Investor Partners (or one or more Entities designated by Investor Partners) free and clear of any and all liens, pledges and security interests, and the purchase price paid in such case shall be the amount that would have been distributed to the transferring Partners if all of the Properties and other assets of the Partnership had been sold for the Marketing Right Offer Price or the third-party offer price, as applicable, the Partnership had paid all Partnership and Subsidiary liabilities, customary prorations but not any applicable transfer taxes, document stamps, brokerage fees, and other closing costs that would be incurred if the Partnership and its Subsidiaries sold all of the Properties and distributed the net proceeds to the Partners pursuant to Section 5.3.

(l)            If Investor Partners’ default in their obligation, if any, pursuant to this Section 13.3, to (i) purchase any Properties (or Operator Partners’ Partnership Interests) or (ii) have their Partnership Interests redeemed pursuant to the Redemption Right, then Operator Partners shall be entitled, as their sole remedy, to damages equal to the earnest money deposit (if any) or two percent (2%) of the Redemption Price, whichever is applicable, and Operator GP shall be entitled to market and cause the Partnership to sell the Properties at such price and on such other terms and conditions as it determines in its sole discretion without any restrictions or limitations imposed by this Section 13.3 or the other provisions of this Agreement; provided that any such sale may not be to itself or an Affiliate; alternatively, in the case of a default by Investor Partners in connection with the Redemption Right, Operator Partners may seek specific performance of Investor Partners’ obligations under this Section 13.3.  If Operator Partners default in their obligation, if any, pursuant to this Section 13.3, to (x) sell, or cause the Partnership to sell, the Properties (or Operator Partners’ Partnership Interests) to Investor Partners or (y) cause the Partnership to redeem Investor Partners’ Partnership Interests pursuant to the Redemption Right, then Investor Partners shall be entitled as their sole remedy to damages equal to the earnest money deposit (if any) or two percent (2%) of the Marketing Right Offer

Price or the third party offer price, whichever is applicable, and Investor GP shall be entitled to market, and cause the Partnership to sell, the Properties at such price and on such other terms and conditions as its determines in its sole discretion without any restrictions or limitations imposed by this Section 13.3 or the other provisions of this Agreement (provided any such sale may not be to itself or an Affiliate); alternatively, in the case of Operator Partners’ default to sell, or cause the Partnership to sell, the Properties (or Operator Partners’ Partnership Interests) to Investor Partners, then Investor Partners may seek specific performance of Operator Partners’ and/or the Partnership’s obligations under this Section 13.3.  The Partners agree that the amount of damages incurred by any of them as a result of a default pursuant to this Section 13.3 would be impracticable to calculate and that the remedies provided in this Section 13.3 are a reasonable approximation of such damages.

Section 13.4.          Investor Unilateral Marketing Right.  In the event that Investor Partners are entitled to exercise their Removal Remedies pursuant to Section 7.5 as a result of a YSI Change in Control, then, in addition to the right to exercise any other Removal Remedies, Investor Partners, at their option, exercised by delivery of a written notice from Investor GP to Operator GP (the “Investor Unilateral Marketing Notice”) at any time within twelve (12) months after Investor GP is notified in writing by Operator GP of the YSI Change in Control, may market and sell the Properties on behalf of the Partnership on such terms and conditions as Investor GP deems appropriate, in its sole discretion; provided that any such sale may not be to itself or an Affiliate (the “Investor Unilateral Marketing Right”).  Furthermore, in the event that Investor Partners exercise the Investor Unilateral Marketing Right pursuant to this Section 13.4, then, in addition to the payment of the amount that Investor LP will receive from the Partnership under this Agreement upon the consummation of such sale and the distribution of the net sales proceeds and other assets of the Partnership, Operator LP shall concurrently therewith pay or cause to be paid to Investor LP the Removal Remedies Charge; the intent being that the amount payable to Investor LP pursuant to Section 5.3(b) shall be calculated to provide the Investor with the Investor 12% Return, without regard to such Removal Remedies Charge (if any) paid to Investor LP (i.e., as if such charge had not been paid).  The costs and expenses incurred in connection with Investor GP exercising the Investor Unilateral Marketing Right shall be expenses of, and paid directly by, the Partnership, regardless of whether such marketing efforts are ultimately successful in selling the Properties.

Section 13.5.          Additional Operator Redemption Right.  In the event that Operator Partners are entitled to exercise their Removal Remedies pursuant to Section 7.5, and the other provisions of this Agreement referred to in Section 7.5 (i.e. Sections 13.7(b) or 16.2), and also at any time after the end of the Lockout Period, Operator Partners, at their option, exercised by delivery of a written notice from Operator GP to Investor GP (the “Operator Take Out Notice”), may cause the Partnership to redeem the Investor Partners’ Partnership Interests in accordance with the same terms and conditions as are provided in clauses (a), (g), (h), (j) and other applicable subsections of Section 13.3 (the “Operator Take Out Right”); provided, however, that: (a) the Redemption Price shall be calculated using the Investor 12% Return only if the redemption occurs during the Lockout Period or after the fifth annual anniversary of the Effective Date (i.e. after the end of month 60 after the Effective Date); and otherwise, shall be calculated using (i) the Investor 14% Return if the redemption occurs during the first twelve (12) months after the end of the Lockout Period (i.e. months 37-48 after the Effective Date), or (ii) the Investor 13% Return if the redemption occurs during the second twelve (12) months after the end of the

Lockout Period (i.e. months 49-60 after the Effective Date); and (b) the closing of the redemption transaction consummated pursuant to the Operator Take-Out Right, shall occur no later than ninety (90) days after the delivery of the Operator Take-Out Notice.

Section 13.6.          Miscellaneous Purchase and Sale Provisions.

(a)           Notwithstanding anything that may appear to be to the contrary, neither the Redemption Price nor any other purchase price described in the foregoing provisions of this Article XIII is intended to be paid using undisbursed Operating Cash, Capital Proceeds or other funds of the Partnership, but shall be paid solely by the purchasing (or non-redeemed) Partners (including, in the case of a redemption, if necessary, by any necessary Capital Contribution to the Partnership of the Redemption Price by the Partners not being redeemed and the concurrent payment of such price to the Partners being redeemed).  Concurrently with, or as soon as possible following the closing of the applicable transaction (excluding, however, a redemption), the Partnership shall distribute to the Limited Partners all Operating Cash, Capital Proceeds or other funds of the Partnership that are undisbursed as of such closing in accordance with the provisions of Sections 5.2 and 5.3 as if the closing had not yet occurred.

(b)           Notwithstanding anything to the contrary contained in this Agreement, if at any time one of the rights or options described in Section 13.3, 13.4 or 13.5 has been exercised, then no other such right may be initiated unless and until the previously exercised right or option has fully run its course and none of the Partners has any further rights to pursue the purchase or sale of the Properties, or interests therein, pursuant to such previously exercised right.

Section 13.7.          Insolvency of a Partner.

(a)           If a Limited Partner becomes an Insolvent Partner, the personal representative, trustee or receiver of its estate (the “Personal Representative”) shall have only such rights of that Limited Partner as are necessary for the purpose of settling or managing its estate and such power as the Limited Partner expressly possessed, if any, to assign all or any part of its interest and to join with such assignee in satisfying conditions precedent to such assignee’s becoming a substituted Limited Partner.  It shall not have any rights of a General Partner to grant or withhold consents, or any other Management Rights.

(b)           If a General Partner (an “Insolvent GP”) is the Insolvent Partner (or becomes insolvent as provided in clauses (A), (B), (C), (D) or (E) of the definition of “Insolvent Partner”), in addition to its other remedies pursuant to this Section 13.7, the other General Partner (the “Solvent GP”) may elect:

(i)            to assume the duties of the Insolvent GP, as the sole General Partner of the Partnership, or may appoint another Person as a replacement General Partner (with the duties of the Insolvent GP).  If Solvent GP exercises such right, Insolvent GP shall automatically, without need for the execution and delivery of any instrument other than notice by Solvent GP to Insolvent GP that it has exercised such right, cease to be a General Partner and Solvent GP (and the replacement General Partner appointed by Solvent GP, if applicable) shall become the sole General Partner(s) of the Partnership, with all Management Rights set forth in this Agreement.  Solvent

GP may execute, deliver and file such amendments to this Agreement and execute and file such amendments to the Certificate of Limited Partnership as may be required to effect such appointment of the  replacement General Partner, as a general partner of the Partnership, and each of the other Partners hereby appoints Solvent GP as its attorney-in-fact, with full power of substitution, to execute, deliver and file any such amendments or other instruments; and/or

(ii)           to exercise one or more of the other Removal Remedies.

In addition to the foregoing, if YSI: (A) voluntarily initiates proceedings of any nature under the Federal Bankruptcy Code, or any similar state or federal law for the relief of debtors; (B) makes a general assignment for the benefit of creditors, (C) has an involuntary proceeding under the Federal Bankruptcy Code, or any similar federal or state law for the relief of debtors, initiated against it, and (1) with respect to such proceeding an order for relief has been entered under the Bankruptcy Code (or comparable order under any similar federal or state law), or (2) which proceeding is not dismissed or discharged within sixty (60) days after the filing thereof; (D) has admitted in writing its inability to pay its debts as they mature; or (E) has all or any substantial part of its assets made the subject of attachment or other judicial seizure, then, in any such case, Investor GP shall have all of the same rights and remedies under this Section 13.7 as it would if Operator GP becomes an Insolvent GP.

Section 13.8.          Management Pending Sale Closing.  From and after the date of delivery of a Marketing Notice pursuant to Section 13.3, a Investor Unilateral Marketing Notice pursuant to Section 13.4 or a Operator Take-Out Notice pursuant to Section 13.5, and continuing through the sooner to occur of the applicable closing date or the termination of such sale right, each General Partner shall exercise reasonable efforts, consistent with past practice, to ensure that the Partnership is operated in the ordinary course of business and that no actions are taken by or on behalf of the Partnership which are likely to impede the ability of the Partners to consummate the transactions contemplated herein.

Section 13.9.          Assignees.

(a)           Without intending to limit the other restrictions set forth in this Article XIII, but in addition thereto, the Partnership shall not recognize for any purpose any purported sale, assignment or Transfer of all or any fraction of the interest of a Partner unless all provisions of this Agreement relating thereto have been satisfied, all costs of such assignment have been paid by the assigning Partner, and there is filed with the Partnership a written and dated notification of such sale, assignment or Transfer, in form reasonably satisfactory to the General Partner that is not an Affiliate of the Transferring Partner, executed by both the seller, assignor or transferor and the purchaser, assignee or transferee and such notification (1) contains the acceptance by the purchaser, assignee or transferee of and agreement to be bound by all the terms and provisions of this Agreement and (2) represents that such sale, assignment or Transfer was made in accordance with all applicable securities laws and regulations (including suitability standards).  Any sale, assignment or Transfer shall be recognized by the Partnership as effective on the date of such notification if the date of such notification is within fifteen (15) days after the date on which such notification is filed with the Partnership, and otherwise shall be recognized as effective on the date such notification is filed with the Partnership.

(b)           Any Partner who transfers or assigns its entire Partnership Interest in the Partnership shall cease to be a Partner, except that, unless and until a substituted Partner has been admitted into the Partnership, such assigning Partner shall retain the statutory rights of the assignor of a Partner’s interest under the Act.

(c)           A person who is the assignee of all or any portion of the Partnership Interest of a Partner but does not become a substituted Partner, and who desires to make a further assignment of such interest it had acquired, shall be (and its proposed Transfer shall be) subject to all the provisions of this Agreement relating to the Disposition of Partnership Interests to the same extent and in the same manner as any Partner desiring to make an assignment of its Partnership Interest.

Section 13.10.        Substituted Partners.  Except as set forth in Section 13.1, only upon the unanimous written consent of the General Partners shall a purchaser, assignee, transferee, or other recipient of a Partnership Interest who was not previously admitted to the Partnership as a Partner be admitted as a substituted Partner to the extent of its acquired interest in the Partnership.  In the event that any such Person is admitted to the Partnership as a substituted Partner, the General Partners shall have the power and authority to amend this Agreement to reflect the admission of such Person as a substituted Partner and such Person shall have all the rights, duties and obligations of a Partner under this Agreement.  In such case, Operator GP shall promptly deliver to each Partner (in any permissible manner further described in Section 18.1) a copy of any amendments to this Agreement made by the General Partners under this Section 13.10.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERS

As a material inducement to the other Partner’s execution and delivery of this agreement, each Partner represents, warrants, covenants and agrees to and with the other Partners and the Partnership as follows:

Section 14.1.          Acquisition of Interest for Investment.  Each Partner hereby represents and warrants to the Partnership and the other Partner(s) that its acquisition of its Partnership Interest is made for its own account for investment purposes only and not with a view toward the resale or distribution of such Partnership Interest.

Section 14.2.          No Registration.  The Partnership Interests are not intended to constitute “securities” as defined under Section 2(a)(1) of the Securities Act.  Notwithstanding the foregoing, each Partner recognizes that (a) the Partnership Interests have not been registered under the Securities Act, or applicable state securities laws and are being sold pursuant to the exemptions from registration offered by Section 4(2) of the Securities Act and by applicable state law provisions, (b) as a consequence, its Partnership Interest must be held indefinitely unless it is subsequently registered under the Securities Act, and applicable state securities laws, or an exemption from such registration is available and (c) each Partner must bear the economic risk of investment in its Partnership Interest for an indefinite period of time.

Section 14.3.          No Obligation to Register.  Each Partner acknowledges that neither the Partnership nor any Partner is under any obligation to register the Partnership Interests under any securities laws, and neither of them has any present intention to do so.  Each Partner understands that there is no established market for the Partnership Interests, and it is extremely unlikely that any public or private market will develop.

Section 14.4.          Suitability of Investment.  Each Partner understands the nature of the investment being made and that it involves a high degree of risk.  Each Partner recognizes that the Partnership is a newly organized entity and has no history of operations or earnings.

Section 14.5.          Accreditation.  Each Partner represents that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

Section 14.6.          Representations and Warranties Regarding Partners.  Each Partner represents and warrants to the other Partners concerning itself as follows:

(a)           Organization.  It is a limited liability company, partnership, corporation or other entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)           Authorization.  Its execution and delivery of this Agreement, the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on its part.

(c)           No Conflicting Agreements.  Its execution and delivery of, and its performance and compliance with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of (i) its certificate of formation, certificate of limited partnership, limited partnership agreement, limited liability company agreement or other applicable organizational agreements or governing instruments, (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which it is subject or by which any of its assets are bound, or (iii) any agreement or contract to which the Partner is a party or to which it or its property is subject.

(d)           Approvals.  No authorization, consent, order, approval or license from filing with, or other act by any Governmental Authority or other Person is or will be necessary to permit the valid execution and delivery by it of this Agreement or the performance by it of the obligations to be performed by it under this Agreement, or if any such authorizations, consents, orders, approvals or licenses are required, they have been obtained.

Section 14.7.          No Brokers.  Except for the fee due and payable to Eastdil Secured (“Eastdil”) in connection with the arrangements Eastdil made to facilitate the transaction contemplated by the formation of the Partnership, which fee has been or shall be paid pursuant to a separation written agreement with Easdil by Operator Partners, at their sole cost and expense, concurrently with the execution and delivery of this Agreement and the making of the initial Capital Contributions, each Partner represents and warrants that it has not dealt with any agent or broker in connection with the creation of the Partnership or the negotiation of this Agreement and that no agent, broker or other Person acting pursuant to express or implied authority of such Partner is entitled to a commission or finder’s fee, or will be entitled to recover on any claim against any other Partner or the Partnership for a commission or finder’s fee, in connection with the creation of the Partnership or the negotiation of this Agreement.

Section 14.8.          No Further Representations or Warranties.  The Investor Partners acknowledge and agree that the only representations and warranties made by any Operator Partner are those representations and warranties set forth in this Agreement and the Contribution Agreement, and that neither Investor Partner has relied upon any other representations, warranties or other information made or supplied by or on behalf of either Operator Partner or any Affiliate or representative of either Operator Partner.  The Operator Partners acknowledge and agree that the only representations and warranties made by any Investor Partner are those representations and warranties set forth in this Agreement and the Contribution Agreement, and that neither Operator Partner has relied upon any other representations, warranties or other information made or supplied by or on behalf of either Investor Partner or any Affiliate or representative of such Investor Partner.

ARTICLE XV

INDEMNIFICATION

Section 15.1.          Indemnification.

(a)           No Indemnified Party shall be liable to the Partnership or any Person holding all or any portion of a Partnership Interest in the Partnership for any Loss suffered by the Partnership or such Person which arises out of any action or inaction of such Indemnified Party, except as otherwise required by Governmental Requirements or to the extent such Loss results from the gross negligence, willful misconduct, fraud, or other bad faith act or omission of such Indemnified Party.

(b)           The Partnership shall indemnify and hold harmless each Indemnified Party from and against all Losses incurred by any of them in connection with any matter relating to the Partnership or any Subsidiary, including amounts paid in satisfaction of judgments, settlements, fines, penalties and expert witness and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal or investigative, pending or threatened, before any court or administrative or legislative body, in which such Indemnified Party may be or may have been involved as a party or otherwise or with which such Indemnified Party may be or may have been threatened, except as otherwise required by Governmental Requirements or to the extent such Loss results from the gross negligence, willful misconduct, fraud, or other bad faith act or omission of such Indemnified Party.

(c)           The Partnership shall pay or reimburse all expenses reasonably incurred by an Indemnified Party in connection with any such aforementioned action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, provided that the Partnership has first received a written undertaking by such Indemnified Party (and, if such Indemnified

Party is a wholly-owned Person, such Person’s parent Entity) to repay such expenses so advanced by the Partnership if it shall ultimately be determined that the standard for indemnification has not been met.

(d)           The satisfaction of any indemnification obligation shall be from and limited to Partnership assets, and no Limited Partner shall have any personal liability on account thereof; provided, however, that each Limited Partner shall be obligated to return any or all amounts distributed to it in order to fund any deficiency in the Partnership’s indemnity obligations hereunder.  Notwithstanding the foregoing, the limitations of this subsection (d) shall not apply to the liability of one Partner to another, arising under other provisions of this Agreement.

(e)           If an Indemnified Party is entitled to indemnification from another source or is entitled to recovery by insurance policies, such Indemnified Party shall diligently pursue such other source, provided that (i) such obligation shall not in any manner limit or delay such Indemnified Party’s right to seek indemnification or advances under this Agreement and (ii) such Indemnified Party shall remit to the Partnership any funds it recovers from any such other source to the extent it has been indemnified by the Partnership for any Losses it incurred.

(f)            The provisions in this Section 15.1 shall survive the termination of the Partnership and this Agreement, and each Indemnified Party shall be a third-party beneficiary of this Agreement solely for purposes of this Section 15.1.

ARTICLE XVI

EVENTS OF DEFAULT

Section 16.1.          Events of Default.  The occurrence of any of the events set forth below shall constitute an “Event of Default” on the part of a Partner; provided, however, that a general default of the type described in subsection 16.1(a)(i) or 16.1(g)(iii) (and not specifically described in other provisions of this Section 16.1, to which other provisions no cure or grace period shall be permitted , except as expressly provided in other provisions of this Agreement) shall not constitute an Event if Default unless and until such default remains uncured (A) for fifteen (15) days after such Partner receives written notice of such default from a non-defaulting Partner, if such default is a monetary default (i.e., can be cured by the payment of money), or (B) thirty (30) days after such Partner receives written notice of such default from a non-defaulting Partner, if such default is a non-monetary default (i.e., cannot be cured by the payment of money); provided that if such non-monetary default cannot with diligent efforts be cured within such thirty (30)-day period, but such Partner (or an Affiliate of such Partner) commences such cure within such thirty (30)-day period, thereafter diligently and continuously prosecutes such cure, and such default is reasonably susceptible to cure within an additional sixty (60) days, then such thirty (30)-day period shall be extended for the time reasonably required to effect such cure, but in no event for more than an additional sixty (60) days (i.e., ninety (90) days total):

(a)           (i) the occurrence of any breach or default of any representation, warranty, covenant, undertaking, obligation or agreement on the part of such Partner pursuant to the terms of this Agreement or (ii) the occurrence of any breach or default of any other agreement between the Partnership or any Subsidiary, on the one hand, and such Partner or an Affiliate of such

Partner, on the other hand (including the Property Management Agreement, the Ancillary Services Agreement or the Contribution Agreement) that causes a material adverse effect upon the business, operations or value of  the Partnership, to the extent such breach or default remains uncured beyond the expiration of any applicable grace or cure period set forth in such other agreements, or (iii) any breach or inaccuracy of any statement set forth in a certificate delivered by such Partner or its Affiliate to any other Partner pursuant to this Agreement or such other agreement that causes a material adverse effect upon the business, operations or value of  the Partnership;

(b)           any knowing or intentional act, gross negligence or bad faith on the part of such Partner which gives rise to an event or circumstance which would permit any lender (or ground or master lessor) to the Partnership to exercise its available remedies as a result of a default of or by the Partnership;

(c)           the occurrence of any YSI Change in Control, which shall be an Event of Default by the Operator Partners;

(d)           the occurrence of any act committed by such Partner involving fraud or willful misconduct in connection with any of its obligations hereunder or under any other agreement referred to in clause (a) above;

(e)           the occurrence of any Unpermitted Transfer by such Partner or its Affiliates; or

(f)            the unpermitted resignation of a General Partner,

(g)           (i) the termination or delivery to the Partnership of a notice of non-renewal by Operator GP or its Affiliate of the Property Management Agreement or the Ancillary Services Agreement or (ii) the termination of the Property Management Agreement or the Ancillary Services Agreement for any reason other than a default by the Partnership caused by the unpermitted acts of Investor Partners or (iii) any breach or default under the guaranty executed by YSI pursuant to Section 5.4 hereof; each of which shall be an Event of Default by the Operator Partners; or

(h)           the failure of a Partner to make a required Additional Capital Contribution in accordance with Section 4.4 (except the notice and cure periods set forth in Section 4.4 shall apply).

Any Event of Default by Operator GP shall also be deemed to be an Event of Default by Operator LP; any Event of Default by Operator LP shall also be deemed to be an Event of Default by Operator GP.  Any Event of Default by Investor GP shall also be deemed to be an Event of Default by Investor LP; any Event of Default by Investor LP shall also be deemed to be an Event of Default by Investor GP.

Section 16.2.          Remedies.

(a)           During the continuance of any Event of Default by any Operator Partner, Investor GP shall be entitled to:

(i)            in its sole discretion, assume the duties of Operator GP hereunder.  If Investor GP exercises such right, Operator GP shall automatically, without need for the execution and delivery of any instrument other than notice by Investor GP to Operator GP that it has exercised such right, cease to be a General Partner and Investor GP shall become the sole General Partner with all Management Rights (or Investor GP may appoint another Person as a replacement General Partner for Operator GP, with all of the authority of Operator GP).  Investor GP may execute, deliver and file such amendments to this Agreement and execute and file such amendments to the Certificate of Limited Partnership as may be required to effect such appointment of the replacement General Partner, as a general partner of the Partnership, and each of the other Partners hereby appoints Investor GP as its attorney-in-fact, with full power of substitution, to execute, deliver and file any such amendments or other instruments.  In the event of a dispute by the Operator Partners of the right of Investor GP pertaining to the removal and/or replacement of Operator GP, then, so long as such dispute is pending, Investor GP shall be entitled to act as the sole General Partner with all Management Rights but, if such dispute is resolved in Operator GP’s favor, Operator GP shall be promptly reinstated as a General Partner, with its full rights hereunder;

(ii)           market or require Operator GP to market all of the Properties pursuant to Section 13.3;

(iii)          exercise the Investor Unilateral Marketing Right pursuant to Section 13.4; and/or

(iv)          exercise any of the other Removal Remedies.

(b)           In addition to the above remedies, Investor Partners may recover from Operator Partners any actual damages incurred by Investor Partners as a result of Operator Partners’ Event of Default.

(c)           During the continuance of any Event of Default by any Investor Partner, Operator GP shall be entitled to:

(i)            in its sole discretion, assume the duties of Investor GP hereunder.  If Operator GP exercises such right, Investor GP shall automatically, without need for the execution and delivery of any instrument other than notice by Operator GP to Investor GP that it has exercised such right, cease to be a General Partner and Operator GP shall become the sole General Partner with all Management Rights (or Operator GP may appoint another Person as a replacement General Partner for Investor GP, with all of the authority of Investor GP).  Operator GP may execute, deliver and file such amendments to this Agreement and execute and file such amendments to the Certificate of Limited Partnership as may be required to effect such appointment of the replacement General Partner, as a general partner of the Partnership, and each of the other Partners hereby appoints Operator GP as its attorney-in-fact, with full power of substitution, to execute, deliver and file any such amendments or other instruments.  In the event of a dispute by the Investor Partners of the right of Operator GP pertaining to the removal and/or replacement of Investor GP, then, so long as such dispute is pending, Operator GP shall be entitled to act as the sole General Partner with all Management Rights but, if such dispute is resolved in Investor GP’s favor, Investor GP shall be promptly reinstated as a General Partner, with its full rights hereunder;

(ii)           market all of the Properties pursuant to Section 13.3;

(iii)          exercise the Operator redemption right pursuant to Section 13.5; and/or

(iv)          exercise any of the Removal Remedies.

(d)           In addition to the above remedies, Operator Partners may recover from Investor Partners any actual damages incurred by Operator Partners as a result of Investor Partners’ Event of Default.

(e)           Notwithstanding any provisions of this Agreement to the contrary, in no event may any Partner exercise the Marketing Right pursuant to Section 13.3, the Investor Unilateral Marketing Right pursuant to Section 13.4 or the Operator Take-Out Right pursuant to Section 13.5, at any time an Event of Default has occurred by or with respect to such Partner (or an event has occurred by or with respect to such Partner (and remains uncured) that, with the giving of notice or the passage of time, or both, may become such an Event of Default).

(f)            The remedies provided in this Section 16.2 shall be the exclusive remedies of the parties with respect to an Event of Default; provided that unless otherwise expressly provided herein, this Agreement shall not limit the rights of any Partner under the Property Management Agreement, Ancillary Services Agreement, Contribution Agreement, or any agreement referenced in Section 16.1(a).

ARTICLE XVII

DISSOLUTION

Section 17.1.          Events of Dissolution.

(a)           The Partnership shall be dissolved upon the earliest to occur of any of the following events:

(i)            the unanimous written agreement of the General Partners;

(ii)           the sale or other disposition of all or substantially all of the assets of the Partnership, unless such sale or other disposition involves the acquisition of any additional property or any deferred payment of the consideration for such sale or other disposition, in which latter event the Partnership will dissolve on the last day of the calendar month during which the balance of such deferred payment is received by the Partnership, provided, in each case, that such dissolution shall not occur prior to January 1 of the third calendar year subsequent to the sale of all of the assets of the Partnership and its Subsidiaries;

(iii)          the entry of a judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be a bankrupt and the expiration without appeal of the period, if any, allowed by Governmental Requirements in which to appeal therefrom; or

(iv)          the entry of a decree of judicial dissolution under Section 17-802 of the Act or any successor or similar provision of Governmental Requirements.

(b)           The events set forth in Section 17.1(a) constitute the only situations or events on which a dissolution of the Partnership shall occur.

(c)           Dissolution of the Partnership shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until there has been a winding up of the Partnership’s business and affairs and the assets of the Partnership have been distributed as provided in Section 17.2.

Section 17.2.          Liquidation; Sale of Substantially all of the Assets.

(a)           Subject to the restrictions and limitations contained in this Agreement, upon dissolution of the Partnership Operator GP shall cause any part or the Partnership assets to be sold in such manner as General Partners shall determine in an effort to obtain the best prices for such assets (provided that, with the prior written approval of the General Partners, the Operator GP may distribute Partnership assets in kind to the Partners on the basis approved by the Partners).  During the liquidation period, the General Partners shall have the right to continue to operate and otherwise to deal with Partnership property to the same extent they had such right prior to dissolution of the Partnership.  In the event that Operator GP has dissolved, withdrawn or becomes bankrupt or legally incapacitated, Investor GP may, within thirty (30) days after any such occurrence, appoint a Person to perform the functions of Operator GP in liquidating the assets of the Partnership and winding up its affairs.

(b)           In settling accounts after dissolution, the assets of the Partnership shall be paid or distributed in the following order:

(i)            first, to creditors other than Partners and their Affiliates, in the order of priority provided by law;

(ii)           then, to the Partners and their respective Affiliates for any fees or other compensation or any unreimbursed costs and expenses owing to the Partners or their respective Affiliates in accordance with the terms of this Agreement, and then to the repayment of any loans (with interest) made by any Partner to the Partnership in accordance with the terms of this Agreement;

(iii)          then, to Reserves as the Partners deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.  Such Reserves may be paid over by Operator GP to a bank, to be held in escrow for the purpose of paying any contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partners may deem advisable, such Reserves shall be distributed to the Limited Partners, pursuant to clause (iv); and

(iv)          then, to the Limited Partners in accordance with Sections 5.2 and 5.3.

Section 17.3.          Waiver of Partition.  Each Partner hereby irrevocably waives any right or power it may possess now or hereafter to compel a partition or sale of any asset of the Partnership or to compel a dissolution of the Partnership other than as expressly set forth in this Agreement.

Section 17.4.          Articles of Termination.  Upon the dissolution and the completion and winding up of the Partnership, Operator GP shall cause to be filed with the Office of the Secretary of State of the State of Delaware, a Certificate of Cancellation, pursuant to the requirements of the Act, canceling the Certificate of Limited Partnership; provided that such Certificate of Cancellation shall not be filed prior to January 1 of the third calendar year subsequent to the sale of all of the assets of the Partnership and its Subsidiaries unless otherwise approved by the General Partners.

ARTICLE XVIII

MISCELLANEOUS

Section 18.1.          Notice.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Schedule II.  Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery or (c) by electronic mail (provided that email notices that are not ordinary course of business communications are also promptly delivered by hand, overnight courier or certified mail), in which case notice shall be deemed delivered at the time of transmission of such electronic mail provided such is sent by 5:00PM (CST), otherwise such shall be deemed to have been sent on the next business day.  In the event of a notice sent by electronic mail, the inability or failure of the recipient to receive electronic mail at the time of transmission shall not affect the validity of any notice so given provided that notice is actually transmitted by the sender in accordance with the terms of this Section 18.1.   A party’s address or electronic mail address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices to a party’s attorney are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.  The attorney for a party has the authority to send notices on behalf of such party.  To be effective, any Notice of Major Dispute must also comply with the requirements of Section 7.3(c).

Section 18.2.          Application of Delaware Law.  This Agreement and the application or interpretation hereof shall be governed exclusively by, and construed exclusively in accordance with, the laws of the State of Delaware, and specifically the Act, without regard to principles of conflicts of laws.

Section 18.3.          Jurisdiction and Venue; Waiver of Jury Trial.  Any process against any Partner in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any Partner’s performance hereof may be served personally or, to the extent permitted by law, by certified mail at that Partner’s address for receipt of notices hereunder with the same effect as though served on such Partner personally.  Each Partner hereby irrevocably submits in any suit, action or proceeding arising out of or relating to this Agreement or any Partner’s performance hereof or rights or obligations hereunder to the jurisdiction of the federal and state courts of the State of Delaware (and located in Wilmington, Delaware) and irrevocable and unconditionally consents to the jurisdiction of those courts, and waives its rights to bring any action or proceeding against any Partner in any other court and irrevocably waives any and all objections to the jurisdiction of, or venue in, such court that such Partner may have under Governmental Requirements.  EACH OF THE PARTNERS WAIVE TRIAL BY JURY IN ANY LITIGATION, SUIT OR PROCEEDING AMONG THEM IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, INTERPRETATION, OR ENFORCEMENT THEREOF.

Section 18.4.          Intentionally Omitted.

Section 18.5.          Effect of Agreement.  This Agreement shall be binding upon and inure to the benefit of all Partners and their respective permitted assigns and successors.  The foregoing does not modify Section 13.1 in any respect.

Section 18.6.          Entire Agreement.  This Agreement and the schedules and exhibits hereto, if any, together with all other contracts and agreements which either are referred to herein or bear even date herewith, contain all of the understandings and agreements of whatsoever kind and nature existing between the Partners with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings with respect thereto (other than the Contribution Agreement and the documents executed pursuant to the Contribution Agreement, which shall remain in full force and effect).

Section 18.7.          Amendment.  Except as otherwise expressly set forth in this Agreement, this Agreement may be amended, supplemented or restated only by a written agreement executed by each of the Partners.  Notwithstanding anything to the contrary in this Section 18.7, the Certificate of Limited Partnership and this Agreement may be amended, supplemented or restated, for the following purposes only by the General Partners without the necessity of obtaining the written consent of any of the Limited Partners: the change of the registered agent, the address of the registered agent or the address of the principal place of business of the Partnership, and for any other purposes as expressly provided in this Agreement.  Notwithstanding anything to the contrary in this Section 18.7, Operator GP may update Schedule II from time to time without the written consent of any of the Limited Partners in the event of a permitted change in Partners.

Section 18.8.          Counterparts.  This Agreement may be executed in counterparts (and delivered by means of pdf or other electronic means, provided that the originally executed counterparts are delivered promptly), each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts together shall constitute one and the same agreement.

Section 18.9.          Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future Governmental Requirements, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.  In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any Governmental Requirements, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

Section 18.10.        Captions.  The title and captions contained herein are for convenience of reference only and shall not be deemed part of the context of this Agreement.

Section 18.11.        Interpretation.  This Agreement is the result of negotiations among, and have been reviewed by counsel to, each of the parties hereto and is the products of each of the parties.  Accordingly, it shall not be construed against any party merely because of such party’s involvement in its preparation.

Section 18.12.        Additional Documents and Acts.  In connection with this Agreement, as well as all transactions contemplated by this Agreement, the Partners agree to: (i) furnish other information; (ii) execute and deliver such additional documents and papers, and (iii) perform and do such additional acts, as may be necessary and proper to effectuate and carry out all of the provisions of this Agreement.

Section 18.13.        Confidentiality.

(a)           The provisions of this Agreement and of any other agreement relating to the Partnership or its Properties to which the Partnership or any Partner is a party, the identity of any person with whom the Partnership may be holding discussions with respect to any investment, acquisition, Disposition, or other transaction or in whom the Partnership may invest directly or indirectly, and all other business, financial or other information relating directly to the business or affairs of the Partnership or the relative or absolute rights or interests of any of the Partners (collectively, the “Information”) that has not been publicly disclosed with the consent of the General Partners is confidential and proprietary information of the Partnership, the disclosure of which could cause irreparable harm to the Partnership and the Partners.  Accordingly, each Partner represents that it has not, and agrees that it will not and that it will direct its members, partners, shareholders, directors, trustees, officers, agents, advisors (including any appraiser selected by or on behalf of it, or by or on behalf of any appraiser selected by it) and Affiliates not to, disclose to any Person (except to the extent, if any, it is required by Governmental Requirements or as required under the Code to make disclosure to a court or governmental authority or as required under the Code or as required by applicable securities laws or the regulation of any national securities exchange to which Heitman or YSI is subject) any Information or confirm any statement made by any other Person regarding Information unless the General Partners consent thereto or until the Partnership has publicly disclosed the Information and has notified each Partner that it has done so.

(b)           The covenants and agreements contained in this Section 18.13 will survive the termination of the Partnership for three (3) years after its dissolution and liquidation of all or substantially all of its assets.

(c)           Notwithstanding any contrary provision in this Section 18.13, any Partner may, without breach of the covenants set forth in this Section 18.13 and without notice to or consent of any General Partner, disclose any Information to any potential transferee of a Partnership Interest or in connection with any proposed or actual transfer of any interest of the direct or indirect beneficial owners of any of the Partners, but only to the extent such transfer would be permitted by this Agreement and only if such transferee agrees (i) to use such Information solely for the purpose of evaluating the purchase of a Partnership Interest or beneficial interest in a Partner and (ii) to fully maintain the confidentiality of such Information, and provided further that the transferor Partner shall be liable for any breach of such agreements by such transferee.  The Partners may also disclose such Information as is reasonably necessary for it (or its Affiliates) to perform any of its (or any of its Affiliates’) duties or obligations hereunder or in any property management agreement, leasing, development or construction agreement relating to a Property, provided that, in the case of an Affiliate, such Affiliate has agreed to be bound by the terms and provisions of this Section 18.13 on the same basis and in the same manner as would apply it were a Partner of the Partnership who had signed this Agreement.  The parties agree that if this Section 18.13 is breached the remedy at law may be inadequate, and therefore, in addition to any other remedy to which a party may be entitled, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Section 18.13 and/or to compel specific performance of this Section 18.13.

(d)           Notwithstanding any contrary provision in this Section 18.13, the Partners (and each employee, representative or other agent of the Partners) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein; provided that no Partner (and no employee, representative or other agent thereof) shall disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated herein (including the identity of the Partners, any information that could reasonably allow a Person to determine the identity of the Partners, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law).

(e)           Notwithstanding any contrary provision in this Section 18.13, each Partner may disclose to its direct and indirect interest holders such matters as may be required by its limited partnership agreement subscription documents, side-letters or other organizational documents or by Governmental Requirements.

Section 18.14.        No Third-Party Beneficiaries.  Except as expressly provided in Section 15.1, no creditor of the Partnership or other Person not a Partner shall have any right or benefit under or in respect of this Agreement (and, without limiting the generality of the foregoing, no such Person shall have any right to enforce any obligation of any Partner to make capital contributions or loans or to pursue any other right or remedy hereunder or in respect hereof or at law or in equity), it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Partners and the Partnership and their respective successors and assigns.  None of the rights or obligations of the Partners herein set forth to make capital contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.  In addition, it is the intent of the parties hereto that no distribution to any Partner shall be deemed a return of money or other property in violation of the Act.

Section 18.15.        Involvement of the Partnership in Certain Proceedings.  If any Partner or any Affiliate of a Partner becomes involved in legal proceedings unrelated to the business of the Partnership in which the Partnership is called upon to provide information, the Partner will indemnify, defend and hold harmless the Partnership against all costs and expenses (including fees and expenses of attorneys and other advisors) paid or incurred by the Partnership in preparing or producing the required information or in resisting any request for production or obtaining a protective order limiting the availability of the information provided by the Partnership or in otherwise protecting its interests.

Section 18.16.        No Waiver.  No waiver, express or implied, by any Partner of any obligation of, or any breach or default by any other Partner in the performance by the other Partner of its obligations, hereunder shall be (a) binding or enforceable except to the extent (if any) set out in a writing signed by the Partner sought to be charged thereby or (b) deemed or construed to be a waiver of any other breach or default under this Agreement.  Failure on the part of any Partner to complain of any act or omission of any other Partner, or to declare such other Partner in default irrespective of how long such failure continues, shall not constitute a waiver hereunder.  No notice to or demand on a defaulting Partner shall entitle such defaulting Partner to any other or further notice or demand in similar or other circumstances.

Section 18.17.        Additional Remedies.  Unless the context requires otherwise, the rights and remedies of the Partners hereunder shall not be mutually exclusive so that the exercise of one or more of the rights or remedies hereunder shall not preclude the exercise of any other.

Section 18.18.        Approvals.  Except where otherwise expressly stated in this Agreement, all approval, consent and other similar rights of the Partners pursuant to this Agreement (i) shall be set out in a writing signed by the Partner whose approval, consent or exercise of any other right is required (or its Authorized Representative), provided that the foregoing provisions of this clause (i) is not intended to limit the right of Operator GP to act on behalf of Operator LP or the right of Investor GP to act on behalf of Investor LP in the manner set forth in the other provisions of this Agreement, and (ii) may be exercised by such Partners, and such approvals and consents may be granted or denied by such Partners, in their sole and absolute discretion.

Section 18.19.        Use of Names.

(a)           In no event shall the name “Heitman” or other Heitman trade-name or derivative be used in connection with any Property, the Partnership or any Subsidiary, without the prior express approval of Investor GP and Heitman.

(b)           Except as expressly permitted in the Property Management Agreement or Ancillary Services Agreement, in no event shall the name “U-Store-It” or other “U-Store-It” trade-name or derivative be used in connection with any Property, the Partnership or any Subsidiary, without the prior express approval of Operator GP and YSI LP.

Section 18.20.        Time is of the Essence; Computation of Time.  Time is of the essence of each and every provision of this Agreement. If the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls on a day that is not a Business Day, then the Person having such privilege or duty will have until 5:00 p.m. (its local time) on the next succeeding Business Day to exercise its privilege or to discharge its duty.

Section 18.21.        Expenses.  Each Partner will bear its own legal fees incurred in connection with the negotiation and drafting of this Agreement and such expenses shall not be considered Partnership expenses.  All costs of obtaining title insurance, plats of survey and other due diligence undertaken by or at the request of Investor LP (or Heitman, as its advisor) in connection with the transaction contemplated by this Agreement and/or the Contribution Agreement, all transfer taxes and other closing costs pertaining to the transfer of the Properties from Operator LP to the Partnership, and all costs of forming the Partnership (and the TRS) and registering the Partnership (and registering the TRS and General Partners) to do business in all states in which the Properties are located shall be Partnership expenses (except as otherwise provided in Section 14.7), and Investor LP shall contribute one-half of such amount to the Partnership, as part of Investor LP’s initial Capital Contribution, to reimburse Operator LP for the payment of all such expenses (to the extent such expenses were paid from Operator Initial Contribution),.  A more detailed statement showing all costs and expenses, and the sources of payment of same is set forth in the Contribution Statements being executed by the Limited Partners and Partnership concurrently with this Agreement.

Section 18.22.        Costs Incurred in Disputes.  In the event of any litigation or other legal action between any of the Partners, the prevailing Partners shall be entitled to recover from the other Partners, jointly and severally, its legal fees and other costs incurred in pursuing such litigation or other action.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

OPERATOR GP:

YSI VENTURE GP LLC, a Delaware limited liability company

By:	/s/ Jeffrey P. Foster
Jeffrey P. Foster
Vice President

OPERATOR LP:

YSI VENTURE LP LLC, a Delaware limited liability company

By:	/s/ Jeffrey P. Foster
Jeffrey P. Foster
Vice President

INVESTOR GP:

HART — YSI INVESTOR GP LLC, a Delaware limited liability company

By	HEITMAN AMERICA REAL ESTATE HOLDING, L.P., a Delaware limited partnership, its sole member

By:	HEITMAN AMERICA REAL ESTATE HOLDING GP, LLC, a Delaware limited liability company, its general partner

By:	HEITMAN AMERICA REAL ESTATE REIT LLC, a Delaware limited liability company, its managing member

By:	HEITMAN AMERICA REAL ESTATE TRUST, L.P., a Delaware limited partnership, its managing member

By:	HEITMAN AMERICA REAL ESTATE TRUST, LLC, a Delaware limited liability company, its general partner

By:	/s/ David Perisho
Name:	David Perisho
Title:	Senior Vice President

INVESTOR LP:

HART — YSI INVESTOR LP LLC,, a Delaware limited liability company

By	HEITMAN AMERICA REAL ESTATE HOLDING, L.P., a Delaware limited partnership, its sole member

By:	HEITMAN AMERICA REAL ESTATE HOLDING GP, LLC, a Delaware limited liability company, its general partner

By:	HEITMAN AMERICA REAL ESTATE REIT LLC, a Delaware limited liability company, its managing member

By:	HEITMAN AMERICA REAL ESTATE TRUST, L.P., a Delaware limited partnership, its managing member

By:	HEITMAN AMERICA REAL ESTATE TRUST, LLC, a Delaware limited liability company, its general partner

By:	/s/ David Perisho
Name:	David Perisho
Title:	Senior Vice President

GUARANTY

THIS GUARANTY (this “Guaranty”) is made by the undersigned, U-STORE-IT TRUST, a Maryland real estate investment trust, and U-STORE-IT, L.P., a Delaware limited partnership (collectively, the “Guarantor”), in favor of HART-YSI INVESTOR LP LLC, a Delaware limited liability company (“Investor LP”) and YSI-HART LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”) concurrently with, and as part of, the Amended and Restated Limited Partnership Agreement of YSI-HART Limited Partnership, dated August     , 2009 (the “Agreement”).  All capitalized terms set forth in this Guaranty and not otherwise defined herein shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, YSI LP is the sole member of Operator LP, and YSI is the majority owner of YSI VENTURE LP LLC, a Delaware limited liability company (“Operator LP”), and, accordingly, Guarantor will derive significant direct and indirect benefit from the relationship between the Investor Partners and the Operator Partners set forth in the Agreement; and

WHEREAS, Guarantor has agreed to execute and deliver this Guaranty in favor of Investor LP and the Partnership for the limited purposes set forth herein.

NOW, THEREFORE, in consideration of the execution and delivery of both the Agreement and the Contribution Agreement by Investor LP, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1.             Guaranty.  Guarantor hereby absolutely, unconditionally and irrevocably guarantees the full and timely payment of any and all amounts payable by Operator LP (and/or Operator LP’s successor(s) in interest to its Partnership Interests) (a) to Investor LP (and/or Investor LP’s successor(s) in interest to its Partnership Interests) pursuant to Section 5.4(a) of the Agreement (the “Clawback Payment”) and (b) to Investor LP (and/or Investor LP’s successor(s) in interest to its Partnership Interests) and the Partnership pursuant to Section 7.4(a) of the Contribution Agreement (the “Indemnity Obligations”, and together with the Clawback Payment, the “Guaranteed Obligations”). Investor LP and, with respect to obligations under Section 7.4 of the Contribution Agreement only, the Partnership, shall be referred to together herein as the “Guaranteed Parties”.  This is a guaranty of payment and not of collection.  Guarantor shall further, on demand, reimburse for all expenses, collection charges and attorneys’ fees incurred by the Guaranteed Parties in endeavoring to collect or enforce any of the Guaranteed Parties’ rights and remedies against Operator LP or Guarantor in connection with (x) the payment of the Clawback Payment or (y) the payment of any claim arising from the Indemnity Obligations.  The liability of Guarantor is present, absolute, unconditional, continuing, primary, direct and independent of all the obligations of Operator LP.  Nothing shall discharge or satisfy Guarantor’s liability hereunder except the full and indefeasible performance and payment of the Guaranteed Obligations.

2.             Waivers by Guarantor.  Guarantor waives: (a) notice of acceptance of this Guaranty and all notices or demands of any kind to which Guarantor may be entitled, including, without limitation, all demands of payment and notice of default, non-payment, protest and dishonor to Guarantor, (b) any right to require Guaranteed Parties to (i) proceed against Operator LP or (ii) pursue any other remedy which Guaranteed Parties may have; (c) ANY AND ALL RIGHT TO A JURY TRIAL IN ANY ACTUAL PROCEEDING BASED HEREON; (d) to the fullest extent permitted under applicable law, any and all defenses, counterclaims or setoffs which Guarantor may now have, or hereafter may have, with respect to defenses, counterclaims or setoffs relating to or arising out of: (i) the due execution and delivery of this Guaranty, (ii) any defense, counterclaim or setoff which Guarantor may now have, or hereafter may have, against Operator LP (or any entity related to Operator LP), (iii) any defense, cause of action, counterclaim or setoff which Guarantor may now have, or hereafter may have against any other party liable to the Guaranteed Parties in any manner (iv) any and all suretyship or other defenses in the nature thereof; (e) all rights of contribution and subrogation which it may have against Operator LP; (f) any rights to approve or consent to any future amendment, extension, termination or other modification to the Agreement; and (g) any failure by the Guaranteed Parties to inform Guarantor of any facts the Guaranteed Parties may now or hereafter know about Operator LP or the Agreement, it being understood and agreed that Guarantor has and will maintain knowledge of and is familiar with Operator LP’s financial condition and business affairs, and that the Guaranteed Parties have no duty so to inform, and that Guarantor is fully responsible for being and remaining informed by, Operator LP bearing on this Guaranty.

3.             Continuing Nature of Guaranty.  This is a continuing Guaranty.  Guarantor agrees that: (a) this Guaranty shall inure to the benefit of and may be enforced by Investor LP and any subsequent permitted assignee of Investor LP’s Partnership Interest in the Partnership with respect to the Clawback Payment and Guaranteed Parties with respect to the Indemnity Obligations, and shall be binding upon and enforceable against Guarantor, its successors, assigns and legal representatives; (b) to the extent Investor LP’s Partnership Interest is assigned by Investor LP in accordance with the terms of the Agreement, the assignee shall be entitled to the full benefit of this Guaranty; (c) this Guaranty may be enforced against either party or both parties constituting Guarantor without first resorting to, or exhausting any other remedy which Investor LP (or its successors and assigns) or the Partnership may have against Operator LP or the other party constituting Guarantor; (d) the Guaranteed Parties shall not be required to pursue or exhaust any other remedies before invoking the benefits of this Guaranty; provided, however, that any pursuit of any such remedies shall in no manner impair or diminish the rights of the Guaranteed Parties under this Guaranty; (e) this is a continuing Guaranty, and shall apply to and cover the Guaranteed Obligations, and shall remain in full force and effect until the full and indefeasible performance and payment of all Guaranteed Obligations; (f) this Guaranty shall be binding upon and enforceable against Guarantor, notwithstanding the occurrence of any assignment of Operator LP’s Partnership Interest, or any portion thereof; and (g) this Guaranty shall be enforceable against Guarantor notwithstanding: (i) any future amendment or modification of the Agreement; or (ii) the unenforceability of the Agreement.  This Guaranty shall continue in full force and effect in the event of any bankruptcy of the Operator LP or the assignment or termination of the Agreement in any bankruptcy.  In that regard, Guarantor shall be liable to the Guaranteed Parties to the same extent as if no bankruptcy of Operator LP had occurred.  Notwithstanding anything in this Guaranty or the Agreement that may appear to be to

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the contrary, Guarantor shall have no right to delegate or otherwise transfer its duties or obligations under this Guaranty.

4.             Subordination.  Guarantor does hereby consent that, without affecting the liability of Guarantor under this Guaranty and without notice to Guarantor: (a) time may be given by Guaranteed Parties to Operator LP to make the Clawback Payment and any payments required pursuant to a claim under the Indemnity Obligations, or (b) the Guaranteed Parties may avail themselves of or exercise any or all of the rights and remedies against Operator LP provided by law or by the Agreement or the Contribution Agreement, and may proceed either against Operator LP alone or jointly against Operator LP and Guarantor or against Guarantor alone.  Guarantor does hereby further agree that with respect to any payments made by Guarantor hereunder, Guarantor shall not have any rights based on suretyship, subrogation or otherwise to stand in the place of the Guaranteed Parties so as to compete with the Guaranteed Parties as a creditor of Operator LP, and Guarantor hereby waives all such rights to the fullest extent permitted by law.  Guarantor agrees that any and all debts and liabilities now or hereafter arising and owing to Guarantor by Operator LP, or to any other party liable to Investor LP or the Partnership, are hereby subordinated to the Guaranteed Parties’ claims against Operator LP.

5.             Representations and Warranties.  The undersigned represents and warrants that, as of the date hereof:

(a)  Guarantor has the full right and authority and has obtained any and all approvals, and all other requisite organizational action has been taken, all as required for Guarantor to enter into this Guaranty.  This Guaranty has been authorized and properly executed and constitutes the valid and binding obligations of Guarantor, enforceable in accordance with their terms.

(b)  The execution, delivery and performance by Guarantor of this Guaranty will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of Guarantor’s organizational documents; (ii) any provision of any judgment, decree or order to which Guarantor is a party or by which it or any of its property or assets is bound; (iii) any contract to which Guarantor is a party or by which it or any of its property or assets is bound; or (iv) any statute, rule or governmental regulation applicable to Guarantor or any of its property or assets.

(c)  Guarantor is solvent or is otherwise able to pay any and all of its debts and other obligations as they come due, and the obligations and liabilities undertaken by Guarantor, as set forth herein, shall not render the Guarantor insolvent or otherwise unable to pay any or all of its debts and other obligations as they come due.

6.             Default.  The occurrence of any of the following events shall, at the election of Guaranteed Parties, be deemed a default by Guarantor (“Default”) under this Guaranty: (a) if Guarantor fails to pay any of its obligations hereunder when due and payable or properly declared due and payable; (b) if a petition under the Federal Bankruptcy Code shall be filed by Guarantor, or if Guarantor shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by Guarantor for its dissolution or liquidation; or (c) if a petition under the

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Federal Bankruptcy Code shall be filed against Guarantor, or if a case or proceeding is filed against Guarantor for its dissolution or liquidation, and in either case such petition, case or proceeding is not dismissed within sixty (60) days.  Upon the occurrence of a Default, Guaranteed Parties may exercise any one or more of the rights and remedies accruing to Guaranteed Parties under the Agreement and any other applicable law upon default all of which are cumulative and non-exclusive.

7.             Notices.  Any notice or other communications required or permitted to be given under this Guaranty shall be in writing, and shall be effectively given if delivered pursuant to Article XVIII of the Agreement.  Notice shall be forwarded as set forth in the Agreement and Guarantor’s address shall be that set forth below:

U-Store-It Trust

U-Store-It L.P.

460 East Swedesford Road

Suite 3000

Wayne, Pennsylvania 19087

Attn:  Chief Legal Officer

Email:  JFoster@ustoreit.com

With a copy to:

Morgan, Lewis & Bockius

1701 Market Street

Philadelphia, PA 19103

Attn:  Jeannine Thomson Bishop

Email:  jtbishop@morganlewis.com

8.             Acknowledgment and Understanding.  GUARANTOR REPRESENTS AND WARRANTS TO INVESTOR LP AND THE PARTNERSHIP THAT GUARANTOR HAS READ THIS GUARANTY AND UNDERSTANDS THE CONTENT HEREOF AND THAT THIS GUARANTY IS ENFORCEABLE AGAINST GUARANTOR IN ACCORDANCE WITH ITS TERMS.  FURTHER, GUARANTOR ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THIS GUARANTY.

9.             Miscellaneous.  No provision of this Guaranty may be modified or limited, except by written agreement expressly referring hereto and to the provisions so modified or limited, and signed by the party or parties intending to be bound by such modification.   If any one or more of  the provisions contained in this Guaranty shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The liability of YSI, YSI LP and Operator LP for the Guaranteed Obligations shall be joint and several.  This Guaranty shall be deemed to have been delivered in and it shall be interpreted, such that the rights and liabilities of the parties hereto are to be determined in accordance with the laws of the State of Delaware.  The recitals to this Guaranty are hereby incorporated herein by reference.

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10.           Guarantor Deliveries.  Within 30 days following the end of each calendar quarter and within 90 days following the end of each calendar year, Guarantor agrees to deliver to Investor LP audited financial statements in a form reasonably acceptable to Investor LP and certified as true and accurate in all material respects by Guarantor.  Notwithstanding the foregoing, the delivery of the financial statements required under this Section 10 shall not be required so long as, and to the extent that, such financial statements are made available to the public as part of YSI’s required securities laws filings.  For purpose of the prior sentence, YSI LP’s financial statements shall be deemed available to the public if they are included as separate publicly filed statements, or the pertinent financial information is reported, on a consolidated basis, as part of the publically filed YSI financial statements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE APPEARS ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned Guarantor has duly executed this Guaranty on and as of the date first set forth above.

U-STORE-IT TRUST,
a Maryland real estate investment trust

By:		/s/ Jeffrey P. Foster
Jeffrey P. Foster,
Senior Vice President,
Chief Legal Officer and Secretary

U-STORE-IT, L.P., a Delaware limited partnership,

By:		U-Store-It Trust, a Maryland real estate investment trust,
Its General Partner

	By:	/s/ Jeffrey P. Foster
Jeffrey P. Foster,
Senior Vice President,
Chief Legal Officer and Secretary

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PARTNERSHIP AGREEMENT

SCHEDULES

Schedule I	Copy of Section 7.1 from YSI Articles of Amendment and Restatement of Declaration of Trust

Schedule II	Partners’ Names and Addresses

Schedule III	Non-Compete Restrictive Areas

Schedule IV	List of Properties with Gross Asset Value

Schedule 8.1(a)	Copies of Initial (Partial Year) Approved Annual Business Plan and Operating Budget

Schedule 10.3(b)(i)	Monthly Reports

Schedule 10.3(b)(ii)	Data Transmission

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